                           SALE OF ASSETS AGREEMENT

                                    between

                                   NESTE OY
                                   ISORA OY
                              NESTE CELLPLAST AB
                              NESTE THERMISOL A/S
                          as Sellers and Transferors

                                      and

                    STYROCHEM FINLAND OY (under formation)
                    THERMISOL FINLAND OY (under formation)
                     THERMISOL SWEDEN AB (under formation)
                    THERMISOL DENMARK ApS (under formation)
                         as Purchasers and Transferees

                                      and
                          RADNOR HOLDINGS CORPORATION
                     as Guarantor under Article 14 hereof

                      CONCERNING THE SALE AND PURCHASE OF
                      CERTAIN EPS, PS AND HIPS ASSETS IN
                         FINLAND, SWEDEN, AND DENMARK

                        dated as of September 17, 1997

SCHEDULES:


1          REAL PROPERTY and Buildings

2          EQUIPMENT

3          INTELLECTUAL PROPERTY

4          Permits

5          Contracts

           A)   Description of the CONTRACTS

           B)   Description of the ASSIGNED CONTRACTS

6          Records

           A)   Description of the RECORDS

           B)   Description of the records belonging to the EXCLUDED ASSETS

7          [not used]

8          [not used]

9          Allocation of the PURCHASE PRICE

10         Approvals and consents

11         Form of certificate of General Counsel

12         ESTIMATED NET WORKING CAPITAL

13         List of the CLOSING DOCUMENTS

14 Specification of computer software and hardware and other items included in the EXCLUDED ASSETS

15         Specification of costs of a recurrent nature referred to in Article
           5.4

16         ACCOUNTS RECEIVABLE

17         [not used]

18         List of employees referred to in Article 8.28

19         List of agreements with labor unions/employee associations

20         Description of labor grievances during 1994 - 1997

21         [not used]

22 Disclosure by the SELLERS of matters constituting exceptions from representations and warranties referred to in Article 8 as of the date hereof

SALE OF ASSETS AGREEMENT



              THIS AGREEMENT, dated as of the 17 day of September, 1997, has been entered into between

              STYROCHEM FINLAND OY, a Finnish corporation (under formation), THERMISOL FINLAND OY, a Finnish corporation (under formation), THERMISOL SWEDEN AB, a Swedish corporation (under formation), and THERMISOL DENMARK ApS, a Danish corporation (under formation) (hereinafter referred to as the "PURCHASERS") and RADNOR HOLDINGS CORPORATION ("RADNOR"), a Delaware corporation, as guarantor pursuant to Article 14 of this AGREEMENT; and

              NESTE OY, a Finnish corporation having offices at Keilaniemi, FIN-02150 Espoo, Finland, ISORA OY, a Finnish corporation having offices at Toravantie 18, FIN-38200 Vammala, Finland, NESTE CELLPLAST AB, a Swedish corporation having offices at Braxenvagen 8, 761 41 Norrtalje, Sweden, and NESTE THERMISOL A/S, a Danish corporation having offices at Lundagervej 20, DK-8722, Hedensted Denmark (hereinafter referred to as the "SELLERS").

              The SELLERS and the PURCHASERS are some times referred to herein individually as a "PARTY" and collectively as the "PARTIES".


1. BACKGROUND

1.1 The SELLERS are engaged in the production and sale of EPS, PS and HIPS (as such terms are hereinafter defined, all such products being hereinafter referred to as the "POLYSTYRENE PRODUCTS"), and the conversion of the POLYSTYRENE PRODUCTS into downstream products such as packaging materials and insulation and the sale of such converted products (the "CONVERTED PRODUCTS"), as follows:

              (i) Neste Oy is a producer and seller of Expandable Polystyrene (hereinafter referred to as "EPS"), General Purpose Polystyrene (hereinafter referred to as "PS") and High-Impact Polystyrene (hereinafter referred to as "HIPS") and is the owner and operator of EPS, PS and HIPS plants located in Kulloo, 06100 Porvoo, Finland, as well as in Kokemaki, Finland,

              (ii) Isora Oy, a wholly owned subsidiary of Neste Oy, is the owner and operator of EPS conversion plants in Roykka, Vammala and Pietarsaari, Finland;

              (iii) Neste Cellplast Ab, an indirectly owned subsidiary of Neste Oy, is the owner and operator of EPS conversion plants in Norrtalje and Vargarda, Sweden; and

              (iv) Neste Thermisol A/S, an indirectly wholly owned subsidiary of Neste Oy, is the owner and operator of an EPS conversion plant in Hedensted, Denmark;

              as conducted by the SELLERS in the ordinary course of business preceding the CLOSING DATE (as such term is later defined herein), the foregoing activities described in this Article 1.1 being collectively referred to herein as the "BUSINESS".

1.2 The PURCHASERS intend to expand their POLYSTYRENE PRODUCTS and CONVERTED PRODUCTS business and in furtherance of such intention, the PURCHASERS seek (i) to purchase the tangible and intangible assets (including buildings, machinery and equipment in order to make, use and sell POLYSTYRENE PRODUCTS and CONVERTED PRODUCTS, but excluding the EXCLUDED ASSETS (as such term is later defined herein)) related to the BUSINESS, and (ii) to have the currently active employees of the BUSINESS transfer to the PURCHASERS' employment in accordance with the terms of the PERSONNEL AGREEMENT, and (iii) to enter into agreements on the procurement of the UTILITIES and SERVICES as set forth in the UTILITIES SUPPLY AGREEMENT (as hereinafter defined) and the NESTE SERVICE AGREEMENT. After the acquisition of such assets and technology as well as procurement of the UTILITIES and SERVICES, the PURCHASERS intend to utilize the same in, among other things, the manufacture of POLYSTYRENE PRODUCTS and CONVERTED PRODUCTS at the PLANTS (as such term is later defined herein) and the sale and marketing of such POLYSTYRENE PRODUCTS and CONVERTED PRODUCTS.


1.3 Subject to the terms and conditions hereof, the SELLERS desire to sell and the PURCHASERS desire to purchase the ASSETS (as such term is later defined herein).


2. DEFINITIONS

              Unless otherwise defined herein, the following terms shall have the following meanings for all purposes of this AGREEMENT:

2.1           "ACCOUNTS RECEIVABLE" shall have the meaning given therefor in
              Article 5.1 b).


2.2           "AFFILIATE" shall mean in relation to any PARTY

              (i) any person which owns and controls more than fifty per cent (50%) of the capital stock and voting rights of such PARTY;

              (ii) any person more than fifty per cent (50%) of the capital stock and voting rights of which are owned and controlled by such PARTY; or

              (iii) any person more than fifty per cent (50%) of the capital stock and voting rights of which are owned and controlled by one or more persons qualifying as AFFILIATES under (i) or (ii) above.


2.3 "AGREEMENT" shall mean this Sale of Assets Agreement and all the Schedules hereto as the same may be amended, modified and/or restated from time to time and in effect.

2.4 "ANCILLARY CONTRACTS" shall mean the SERVICE AGREEMENTS, the UTILITIES SUPPLY AGREEMENT, the STYRENE MONOMER SUPPLY AGREEMENT, the LAND LEASE AGREEMENT, the SALES AND MARKETING AGREEMENTS and the PERSONNEL AGREEMENT.

2.5 "ASSETS" shall have the meaning given therefor in Article 4.1 b) below.

2.6           "ASSIGNED CONTRACTS" shall have the meaning given therefor in
              Article 4.1 b) 5).

2.7           "ASSUMED LIABILITIES" shall have the meaning given therefor in
              Article 4.3 b).

2.8 "BUSINESS" shall have the meaning given therefor in Article 1.1 above.

2.9 "BUSINESS DAY" shall mean a day on which banks are open for business both in the state of Pennsylvania, U.S.A. and in Finland.

2.10 "CLAIMS" shall mean any and all debts, obligations, claims, lawsuits, actions, liabilities, damages, costs and expenses (including legal expenses, settlement payments and reasonable attorneys' fees) of every kind (whether absolute, accrued, contingent or other) which may be brought against or suffered, incurred or paid by any person.

2.11 "CLOSING DOCUMENTS" shall mean the documents (other than this AGREEMENT) described or listed in Schedule 13.
                                                -----------

2.12          "CONTRACTS" shall have the meaning given therefor in Article 8.15.

2.13 "ENCUMBRANCE" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, hypothec, mortgage, business mortgage, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

2.14 "ENVIRONMENT" shall mean soil, land surface or subsurface strata, surface waters, wetlands, groundwater, stream sediments, air outside any building at any PLANT, plant and animal life, and any other environmental medium.

2.15 "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" shall mean any demands, losses, claims, costs, fines, penalties, judgments, settlements, damages, expenses, or liability arising from or under ENVIRONMENTAL LAW or OCCUPATIONAL SAFETY AND HEALTH LAW and consisting of or relating to:

              a) environmental, health, or safety conditions (including but not limited to on-site or off-site contamination, claims for personal injury and/or property damage, occupational safety and health, and regulation of chemical substances or products); and

              b) corrective action, investigation, cleanup, removal, containment, or other remediation or response actions required by applicable ENVIRONMENTAL LAW or OCCUPATIONAL SAFETY AND HEALTH LAW ("CLEAN-UP") in response to the operations or condition at any PLANT.


2.16 "ENVIRONMENTAL LAW" shall mean statute, regulation or judgment that is applicable at or prior to CLOSING and that requires:

              a) advising appropriate authorities, employees, and/or the public of releases, storage or use of HAZARDOUS MATERIALS, violations of discharge limits, or other prohibitions;

              b) preventing or reducing to acceptable levels established by statute, regulation or judgment the release of HAZARDOUS MATERIALS into the ENVIRONMENT;

              c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

              d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the ENVIRONMENT;

              e)     protecting human health or the ENVIRONMENT;

              f) cleaning up HAZARDOUS MATERIALS that have been released, preventing the release, or paying the costs of such CLEAN-UP or prevention; or

              g) making payments to private parties for damages to health or the ENVIRONMENT, or to representatives of the public interest to recover for injuries done to human health or the ENVIRONMENT.


2.17          "EPS" shall have the meaning given therefor in Article 1.1.

2.18          "EQUIPMENT" shall have the meaning as set out in Article 4.1. b).

2.19          "EXCLUDED ASSETS" shall have the meaning given therefor in Article
              4.2.

2.20 "FIM", "Finnish markka" or "markka" shall mean Finnish Markka, the lawful currency and legal tender in Finland.

2.21          "FINANCIAL STATEMENTS" shall have the meaning given therefor in
              Article 8.10.

2.22 "GOODWILL" shall mean the intangible added value to the BUSINESS caused by the SELLERS or any previous owner of the ASSETS or the BUSINESS.

2.23 "HAZARDOUS ACTIVITY" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, RELEASE, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of HAZARDOUS MATERIALS in, on, under, about, or from the PLANTS or any part thereof or in connection with the BUSINESS into the ENVIRONMENT.

2.24 "HAZARDOUS MATERIALS" shall mean any chemical, waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic under or pursuant to any ENVIRONMENTAL LAW, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

2.25          "HIPS" shall have the meaning given therefor in Article 1.1.

2.26          "INTELLECTUAL PROPERTY" shall have the meaning given therefor in
              Article 4.1 (b).

2.27 "LAND LEASE AGREEMENT" shall mean an agreement in form and substance reasonably satisfactory to Neste Oy and StyroChem Finland Oy, to be executed at the CLOSING and covering the right of StyroChem Oy to lease the REAL PROPERTY in Porvoo.

2.28 "NESTE SERVICE AGREEMENT" shall mean an agreement to be entered into between Neste Oy and StyroChem Finland Oy in form and substance reasonably satisfactory to such parties, whereby Neste agrees to provide certain services to StyroChem Finland Oy in Porvoo.

2.29 "NET WORKING CAPITAL" shall mean the net working capital of the BUSINESS determined in accordance with Article 5.1 (b).

2.30 "OCCUPATIONAL SAFETY AND HEALTH LAW" shall mean any legal requirement that is applicable at or prior to CLOSING designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

2.31 "PERMITTED ENCUMBRANCES" shall mean, with respect to the REAL PROPERTY, as of any particular time:

              (a) liens for current taxes levied in respect of REAL PROPERTY, but not yet due and payable;

              (b) covenants, restrictions, reservations, easements and
                  agreements contained in instruments of record relating to REAL PROPERTY (as such term is defined below) and affecting the ASSETS but excluding any right of first refusal by any party to purchase any REAL PROPERTY whether or not contained in such instruments of record and excluding any mortgages, business mortgages and other similar security interests;

              (c) zoning laws, ordinances, restrictions on use imposed by law and similar restrictions relating to and affecting the REAL PROPERTY, if any, that do not impair the present or continued use of the REAL PROPERTY subject thereto;

              (d) as to the REAL PROPERTY, the terms, conditions and
                  restrictions contained in the LAND LEASE AGREEMENT and REAL PROPERTY TRANSFER DEEDS (as later defined herein) and covering the land which is part of the REAL PROPERTY.


2.32 The word "person" shall mean any individual, company, corporation, partnership or other entity recognised as a person under the law governing this AGREEMENT.

2.33 "PERSONNEL AGREEMENT" shall mean an agreement to be entered into between Neste Oy and StyroChem Finland Oy in form and substance reasonably satisfactory to such parties, whereby such parties agree upon certain principles applicable to employees in connection with the TRANSFER.

2.34 "PLANTS" shall mean the production facilities used exclusively in the BUSINESS, including, without limitation, the plants specified in Article 1.1.

2.35          "PS" shall have the meaning given therefor in Article 1.1.

2.36          "REAL PROPERTY" shall have the meaning set forth in Article 4.1 b)
              1).

2.37 "REAL PROPERTY TRANSFER DEED" shall mean the deed(s) to effectuate the TRANSFER in respect of REAL PROPERTY, in form and substance satisfactory to the PARTIES.

2.38          "RECORDS" shall have the meaning given therefor in Article 4.1 b)
              6).

2.39 "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the ENVIRONMENT, whether intentional or unintentional.

2.40 "SALES AND MARKETING AGREEMENTS" shall mean (i) an agreement to be entered into between Neste Oy and StyroChem Finland Oy in form and substance reasonably satisfactory to such parties whereby Neste Oy or its subsidiaries shall provide certain support and services to StyroChem Finland Oy in respect of the sale and marketing of EPS, and (ii) sales agency agreements for EPS to be entered into between Neste Oy or its subsidiaries and StyroChem Finland Oy pursuant to which Neste Oy or its subsidiaries, as the case may be, shall act as the sales agent for StyroChem Finland Oy in respect of certain countries.

2.41          "SEC" shall have the meaning given therefor in Article 6.2 a).

2.42 "SERVICE AGREEMENTS" shall mean the NESTE SERVICE AGREEMENT and the STYROCHEM SERVICE AGREEMENT.

2.43 "STYRENE MONOMER SUPPLY AGREEMENT" shall mean an agreement to be entered into between Neste Oy and StyroChem Finland Oy in form and substance reasonably satisfactory to such parties whereby StyroChem Finland Oy shall supply styrene monomer to Neste Oy.

2.44 "STYROCHEM SERVICE AGREEMENT" shall mean an agreement to be entered into between StyroChem Finland Oy and Neste Oy, in form and substance reasonably satisfactory to such parties, whereby StyroChem Finland Oy shall provide certain services to Neste Oy.

2.45 "TAXES" shall mean all taxes and all assessments of taxes and reassessments of taxes, and all other taxes, governmental charges, social security withholdings and contributions, adjustments, penalties, interest and fines.

2.46          "TRANSFER" shall mean, individually and collectively;

              (i) the sale, assignment, transfer and delivery by the SELLERS to PURCHASERS of valid and legal title and possession to the ASSETS, free and clear of all ENCUMBRANCES, other than the PERMITTED ENCUMBRANCES and the purchase, receipt and acceptance of such valid and legal title by PURCHASERS from the SELLERS;

              (ii) the payment by the PURCHASERS of the PURCHASE PRICE (as later defined herein) other than the portion thereof attributable to the NET WORKING CAPITAL and receipt thereof by the SELLERS; and

              (iii) the taking of all action (including the execution, delivery and performance of statements, agreements, certificates and documents) related or necessary to the implementation of this AGREEMENT.

2.47 "UTILITIES SUPPLY AGREEMENT" shall mean an agreement to be entered into between Neste Oy and StyroChem Finland Oy, in form and substance reasonably satisfactory to such parties, whereby Neste Oy will provide certain utilities to StyroChem Finland Oy at Porvoo.

3. CONSTRUCTION OF CERTAIN WORDS AND PHRASES

3.1 The index, captions and headings are for convenience only and shall not define, limit or affect the scope, intent, construction or interpretation of this AGREEMENT or any provision hereof.


3.2 The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith" and words of similar import shall refer to this AGREEMENT as a whole and not to any particular Article, subsection or other subdivision.


3.3 The words "include", "includes", "including" and all forms and derivations thereof shall mean including but not limited to.


3.4 Words of the singular number shall include correlative words of the plural number and vice versa.


3.5 References to a specified Article or Schedule shall be construed as a reference to that specified Article or Schedule in this AGREEMENT.


3.6 The headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this AGREEMENT.


3.7 Unless otherwise provided herein, all references to a fixed time of a day shall mean Helsinki, Finland time as in effect on such day and all references to a "day" shall mean a calendar day.


4. SALE AND PURCHASE OF THE ASSETS

4.1    Sale and Purchase

       a) The SELLERS agree to sell, assign, transfer and deliver, and the PURCHASERS agree to purchase, accept and receive, all of the rights, title and interest of the SELLERS in and to the ASSETS all upon the terms and conditions hereof.

       b) Subject to and in accordance with the terms and conditions hereof, the PARTIES shall effect the TRANSFER at and as of the CLOSING and pursuant to the completion of such CLOSING, the SELLERS shall have sold, assigned and transferred to the PURCHASERS and the PURCHASERS shall have purchased from the SELLERS the ASSETS free and clear of all ENCUMBRANCES other than the PERMITTED ENCUMBRANCES, in accordance herewith. For purposes of this AGREEMENT, the "ASSETS" shall mean all assets (excluding the EXCLUDED ASSETS) in which the SELLERS have an ownership or other interest, which are exclusively used in the BUSINESS and which include, without limitation, the assets specifically described as follows:

           1   REAL PROPERTY and buildings

               The real property, buildings and improvements (the "REAL PROPERTY"). The REAL PROPERTY is listed and described in
               Schedule 1.
               ----------

           2   Machinery and Equipment

               The machinery, equipment and spare parts. Such items are collectively referred to herein as the "EQUIPMENT" and are listed or described in Schedule 2.
                               ----------

           3   Intellectual and Intangible Property

               The intangible property rights, including, without limitation, the patent rights and copyrights (including applications, registrations and certificates), all utility models, all trademark and service mark rights (except to the extent provided in Article 11.5 below), all trade secrets including all product formulations, know-how, proprietary processes, formulas and all other confidential information, all business names, trade names, product or service designs, computer programs, and technical information, together with all GOODWILL associated with the foregoing. Such items are collectively referred to as "INTELLECTUAL PROPERTY" and are listed or described in
               Schedule 3.
               ----------

           4   Permits and Licenses

               The rights, titles and interests of the SELLERS in, to and under applicable permits, licenses and other governmental approvals legally required by or essential or material to the operation of the BUSINESS. Such items are collectively referred to herein as the "PERMITS" and are listed or described in Schedule 4.
                                                            ----------

           5   Contracts and Leases

               The rights and interests of SELLERS in and to the contracts, leases, agreements and commitments currently in effect with respect to the BUSINESS and described in Schedule 5 B. Such items
                                                        -------------
               are collectively referred to as the "ASSIGNED CONTRACTS".

           6   Records

               The books, records and information which are used in the BUSINESS (but excluding the EXCLUDED ASSETS) and the right to use such copies and the information contained therein. Such books, records and information are collectively referred to herein as the "RECORDS" and are listed or described in Schedule 6 A. Notwithstanding the foregoing, excluded from the RECORDS are tax returns and all statutory bookkeeping records relating to the BUSINESS, except that copies of such records shall be provided to the PURCHASERS promptly if requested by any PURCHASER.

           7   Purchase orders and other materials

               The purchase orders, forms, labels, stationary, shipping materials, catalogues, brochures, art work, photographs and advertising materials related to the BUSINESS.

           8   Inventories

               The raw materials, work-in progress and finished goods related to the BUSINESS.

           9   Receivables

               The trade accounts receivable, notes receivable and other receivables related to the BUSINESS.


4.2    Excluded Assets

       The following items are hereby expressly excluded from the ASSETS and the TRANSFER (such excluded items are collectively referred to herein as the "EXCLUDED ASSETS") and no right, title or interest whatsoever in, to or under any of the EXCLUDED ASSETS is sold, granted, conveyed or transferred by, under or pursuant to this AGREEMENT:

       a)  cash and cash equivalents;

       b) rights, assets and properties disposed of prior to the CLOSING DATE in the ordinary conduct of the BUSINESS;

       c) tax returns (including attachments and supporting schedules) unrelated to the BUSINESS;

       d) books, records (including agreements, contracts and documents), information and items which are unrelated to the BUSINESS or are not part of the ASSETS and are specified in Schedule 6 B;
                                                   ------------

       e) Computer software and hardware related to internal management information systems and services of Neste group and described in
           Schedule 14; and
           -----------

       f)  assets other than the ASSETS.


4.3    Assumption of liabilities; retention of liabilities

       a) Except to the extent set forth in paragraph b) below, the PURCHASERS will assume no liabilities or obligations of any of the SELLERS, and no liabilities or obligations of or related to the ASSETS or the BUSINESS. Without limiting the foregoing, the SELLERS shall retain and the PURCHASERS will assume no liabilities or obligations for, related to, arising out of or under or in respect of any of the following:

           (i) any TAXES incurred by any of the SELLERS in the conduct of the BUSINESS prior to the CLOSING;

           (ii) any actual or alleged violation by any of the SELLERS, or any previous owner of the ASSETS or the BUSINESS, of any applicable law;

           (iii) any litigation pending or threatened at the time of CLOSING or litigation resulting from or arising out of events occurring or conditions existing prior to the CLOSING;

           (iv) any breach by any of the SELLERS of any contract, agreement or other commitment, including the CONTRACTS;

           (v) the operation of the BUSINESS prior to the CLOSING or the ownership or utilisation of the ASSETS by any of the SELLERS or any previous owner of the ASSETS or the BUSINESS; or

           (vi) the acts or omissions of any of the SELLERS prior to the CLOSING with respect to the BUSINESS or the ASSETS.

       b)  The PURCHASERS shall assume, bear, discharge and perform only

           (i) all obligations and liabilities of any kind whatsoever arising out of or under or in respect of the ASSIGNED CONTRACTS after the CLOSING;

           (ii) all trade accounts payable and other current liabilities of the BUSINESS as of the CLOSING, to the extent such payables and other current liabilities are included in the NET WORKING CAPITAL (except liabilities arising from the CONTRACTS other than the ASSIGNED CONTRACTS);

           (iii) any TAXES incurred by any of the PURCHASERS and/or their successors and assigns in the conduct or operation of the BUSINESS or the ownership or utilisation of the ASSETS after the CLOSING;

           (iv) all obligations and liabilities of any kind whatsoever related to, arising out of or under or in respect of the conduct or operation of the BUSINESS or the ownership or utilisation of the ASSETS after the CLOSING;

           (v) all obligations and liabilities of any kind whatsoever related to, arising out of or under or in respect of the acts or omissions of any of the PURCHASERS and/or their successors and assigns with respect to the BUSINESS and/or the ASSETS after the CLOSING; and

           (vi) accrued supplemental pension plan liabilities, by means of a transfer by Nesteen Elakesaatio (Neste Pension Fund, herein referred to as "NPF") of the funds of NPF (the approximate amount of which as of June 30, 1997 was FIM 10,500,000) covering the liabilities of NPF calculated according to the Finnish pension legislation and regulations accrued prior to the CLOSING DATE in respect of employees of Neste Oy, transferring to the employment of the PURCHASERS in connection with the TRANSFER, entitled to the benefits of "Category A" (the "Supplemental Pension Liabilities") as defined in the Rules of NPF, to an insurance company selected by the PURCHASERS for the purpose of continuing the coverage of the Supplemental Pension Liabilities in respect of such employees after the CLOSING DATE;

           (collectively, the "ASSUMED LIABILITIES").

       c) Neste Oy shall retain, bear, discharge and perform (i) all CLAIMS relating to the EXCLUDED ASSETS, and (ii) all CLAIMS related to the ASSETS or the BUSINESS other than the ASSUMED LIABILITIES; and (iii) all CLAIMS described in Article 4.3 a).


4.4    Nature of the TRANSFER

       Although the SELLERS believe that the ASSETS, when taken in combination with the SELLERS' employees to be transferred to the PURCHASERS and other items to be acquired by the PURCHASERS together with the procured services and utilities, should be sufficient for the PURCHASERS to continue the BUSINESS, the SELLERS make no representation or warranty that the ASSETS or the SELLERS' use or operation thereof will yield any given economic, financial, profit or business result or structure or will result in Purchasers Polystyrene Products' business having any given standing or position in the Polystyrene Products' markets or industry. Although the provisions of Article 8 do not contain any representation and warranty from the SELLERS that expressly states that the ASSETS or the SELLERS' use or operation thereof will yield any given economic, financial, profit or business result or structure or will result in the PURCHASERS' Polystyrene Products' business having any given standing or position in the Polystyrene Products' markets or industry, the provisions of this Article 4.4 shall not prejudice or otherwise affect the provisions of Article 8.


4.5    Manner of implementing the TRANSFER

       Unless otherwise agreed between the SELLERS and the PURCHASERS, the TRANSFER shall be implemented between the PARTIES as follows:

       a) The ASSETS relating to the part of the BUSINESS carried on by Neste Oy shall be transferred by Neste Oy to StyroChem Finland Oy,

       b) the ASSETS relating to the part of the BUSINESS carried on by Isora Oy shall be transferred by Isora Oy to Thermisol Finland Oy,

       c) the ASSETS relating to the part of the BUSINESS carried on by Neste Cellplast AB shall be transferred by Neste Cellplast AB to Thermisol Sweden AB, and

       d) the ASSETS relating to the part of the BUSINESS carried on by Neste Thermisol A/S shall be transferred by Neste Thermisol A/S to Thermisol Denmark ApS.

5. PURCHASE PRICE AND RELATED MATTERS

5.1    PURCHASE PRICE and Payment

       a) The total purchase price for the ASSETS shall be (i) twohundredthirteenmillion Finnish Markkas (FIM 213,000,000), and (ii) the value of the NET WORKING CAPITAL as of the CLOSING DATE, as determined in accordance with paragraph (b) below (collectively referred to as the "PURCHASE PRICE"). As of the CLOSING DATE, the PURCHASE PRICE based on SELLERS' estimate of the value of the NET WORKING CAPITAL of sixtymillion Finnish Markkas (FIM 60,000,000) as of the CLOSING DATE, the details of which are attached hereto as
           Schedule 12, (the "ESTIMATED NET WORKING CAPITAL VALUE"), is expected
           -----------
           to be twohundredseventythreemillion Finnish Markkas (FIM 273,000,000) (the "ESTIMATED PURCHASE PRICE"). Schedule 16 contains a complete and
                                             -----------
           accurate list of all ACCOUNTS RECEIVABLE, which list sets forth the aging of such ACCOUNTS RECEIVABLE. At the CLOSING, the PURCHASERS shall pay to the SELLERS the ESTIMATED PURCHASE PRICE less 16,500,000 Finnish Markkas (the "ESCROWED AMOUNT") in immediately available funds by bank wire transfer to such account(s) and institution(s) as may be designated by the SELLERS in a notice to PURCHASERS at least seven (7) days prior to the CLOSING. In addition, at the CLOSING the PURCHASERS shall pay the ESCROWED AMOUNT to Merita Bank Ltd. or to such other institution as shall be agreed among the SELLERS and the PURCHASERS under terms reasonably satisfactory to the SELLERS and the PURCHASERS pursuant to which the ESCROWED AMOUNT shall be disposed of in the manner set forth in Article 5.1 b) (ii) below.

       b) (i) For purposes of determining the ESTIMATED NET WORKING CAPITAL and the NET WORKING CAPITAL as of the CLOSING DATE: (i) NET WORKING CAPITAL shall mean the sum of the trade accounts receivable (which each represent valid obligations due from third parties and arising from sales actually made or services actually performed in the ordinary course of business by one of the SELLERS) (the "ACCOUNTS RECEIVABLE") and inventories, less the sum of trade accounts payable and other current liabilities incurred in the conduct of the BUSINESS, (ii) cash shall be excluded, (iii) ACCOUNTS RECEIVABLE, trade accounts payable and other current liabilities shall be valued markka for markka,
                (iv) raw materials and other inventory shall be valued at the lower of cost or market on a first-in-first-out basis, and (v) all working capital accounts shall be valued in accordance with generally accepted accounting principles of the respective country concerned and on a consistent basis with prior periods.

           (ii) The SELLERS and the PURCHASERS shall jointly engage Arthur Andersen Oy, a firm of chartered accountants, to determine the NET WORKING CAPITAL as of the CLOSING DATE, requiring such accountants to deliver to the SELLERS and the PURCHASERS within sixty (60) days after the CLOSING DATE a statement showing the calculation of the NET WORKING CAPITAL as of the CLOSING DATE (the "CLOSING STATEMENT"). The SELLERS and the PURCHASERS shall each bear 50% of the fees of such accountants. If, within thirty
                (30) days following delivery of the CLOSING STATEMENT to the SELLERS and the PURCHASERS, the SELLERS have not given the PURCHASERS written notice of any objection to the CLOSING STATEMENT and/or the PURCHASERS have not given to the SELLERS written notice of any objection to the CLOSING

                STATEMENT (which notice in each case, must contain a statement of the basis of the objection), then the NET WORKING CAPITAL reflected in the CLOSING STATEMENT shall be deemed to be the NET WORKING CAPITAL of the BUSINESS as of the CLOSING DATE. If the SELLERS or the PURCHASERS give such notice of objection within the allotted time period and the parties are unable to resolve the subject of such objection within thirty (30) days after such notice, then the issues in dispute will be submitted to Price Waterhouse, London (the "ACCOUNTANTS"), for resolution with instructions to the ACCOUNTANTS to resolve such dispute within forty-five (45) days. If issues in dispute are submitted to the ACCOUNTANTS for resolution, (i) each party will furnish to the ACCOUNTANTS such work papers and other documents and information relating to the disputed issues as the ACCOUNTANTS may request and are available to that party (or its independent public accountants) and each party will be afforded the opportunity to present to the ACCOUNTANTS any material relating to the determination and to discuss the determination with the ACCOUNTANTS; (ii) the determination by the ACCOUNTANTS, as set forth in a notice delivered to both PARTIES by the ACCOUNTANTS, will be binding and conclusive on the PARTIES; and (iii) the PURCHASERS and the SELLERS will each bear fifty percent (50%) of the fees of the ACCOUNTANTS for such determination.

                If a CLOSING STATEMENT which neither the SELLERS nor the PURCHASERS have objected to in accordance with the provisions set out above confirms, or if after resolution of all the disputes it is determined by the ACCOUNTANTS that the value of the NET WORKING CAPITAL as of the CLOSING DATE is more than the ESTIMATED NET WORKING CAPITAL, the ESCROWED AMOUNT shall be immediately paid to the SELLERS, and in addition the PURCHASERS shall immediately pay to the SELLERS in immediately available funds the amount of such difference, together with interest on such amounts at the prevailing HELIBOR interest rate at 12:00 noon on the CLOSING DATE for three month deposits (the "INTEREST RATE").

                If a CLOSING STATEMENT which neither the SELLERS nor the PURCHASERS have objected to in accordance with the provisions set out above confirms, or if after resolution of all the disputes it is determined by the ACCOUNTANTS that the value of the NET WORKING CAPITAL as of the CLOSING DATE is less than the ESTIMATED WORKING CAPITAL by more than the ESCROWED AMOUNT, then the ESCROWED AMOUNT shall be immediately paid to the PURCHASERS and the SELLERS shall immediately pay to the PURCHASERS in immediately available funds the amount of such difference, together with interest on such amounts at the INTEREST RATE.

                If a CLOSING STATEMENT which neither the SELLERS nor the PURCHASERS have objected to in accordance with the provisions set out above confirms, or if after resolution of all the disputes it is determined by the ACCOUNTANTS that the value of the NET WORKING CAPITAL as of the CLOSING DATE is less than the ESTIMATED NET WORKING CAPITAL but by an amount (the "DIFFERENCE") not exceeding the ESCROWED AMOUNT, that portion of the ESCROWED AMOUNT representing the difference between the ESCROWED AMOUNT and the DIFFERENCE shall be immediately paid to the SELLERS, and the PURCHASERS shall pay to the SELLERS interest on such portion at the

                INTEREST RATE, and the remaining portion of the ESCROWED AMOUNT shall be paid to the PURCHASERS.

                Any interest earned on the ESCROWED AMOUNT shall be paid to the PURCHASERS at such time as the ESCROWED AMOUNT is paid in accordance with the foregoing provisions.


5.2    Allocation of the PURCHASE PRICE

       The PURCHASE PRICE shall be allocated among the ASSETS as stated in
       Schedule 9.
       ----------

5.3    Costs of the TRANSFER

       The PURCHASERS shall pay all taxes, fees and expenses related to the TRANSFER, including all notarial fees and expenses, registration taxes, fees connected with license transfers, filing fees and recordation expenses, but excluding (i) the expenses to be borne by the SELLERS referred to in Article 5.5 hereof, (ii) income taxes, capital gains taxes and other taxes related to the income of the SELLERS, and (iii) such taxes, fees and expenses that by law or regulation, or by virtue of a contract between the SELLERS (or any of them) and a third party, must be paid by the SELLERS.


5.4    Apportionments and Prepaid Items

       a) Costs of a recurrent nature which are incurred in respect of the ASSETS and all of which are specified in Schedule 15 and which relate to the period both prior to and subsequent to the CLOSING, shall be apportioned between the PARTIES according to the number of days in the period covered by such items which occurred respectively prior to and subsequent to the CLOSING DATE. The PARTIES shall determine the respective apportioned amounts and the necessary payments to be made between the PARTIES with respect thereto and such payments shall be made at the CLOSING or as soon as practicable after the CLOSING.

       b) In the event that the PARTIES by a date not later than thirty (30) days after the CLOSING DATE do not reach an agreement in respect of the apportioned amounts and the necessary payments to be made by each PARTY in accordance with paragraph a) above, the SELLERS and the PURCHASERS shall jointly engage Arthur Andersen Oy, a firm of chartered accountants, to determine such amounts and payments to be made, requiring such accountants to deliver to the SELLERS and the PURCHASERS within thirty (30) days after their engagement a statement showing such amounts and payments to be made by each PARTY.

       c) If, within thirty (30) days following delivery of the statement referred to in paragraph b) above to the SELLERS and the PURCHASERS, the SELLERS have not given to the PURCHASERS written objection to such statement, and/or the PURCHASERS have not given to the SELLERS written objection to such statement, then the apportioned amounts and the payments specified in such statement shall be deemed accepted by all the PARTIES and the payments specified in such statement shall be paid within seven (7) days of the date when such period of thirty
           (30) days expired. If the SELLERS or the

           PURCHASERS give such notice of objection within the allotted time period and the parties are unable to resolve the subject of the objection within thirty (30) days after such notice, then the issues at dispute will be submitted to the ACCOUNTANTS, for resolution with instructions to the ACCOUNTANTS to resolve such dispute within forty-five (45) days. If the issues in dispute are submitted to the ACCOUNTANTS for resolution, (i) each PARTY will furnish to the ACCOUNTANTS such work papers and other documents and information relating to the disputed issues as the ACCOUNTANTS may request and are available to that PARTY (or its independent public accountants) and each PARTY will be afforded the opportunity to present the ACCOUNTANTS any material relating to the determination and discuss the determination with the ACCOUNTANTS; and (ii) the determination by the ACCOUNTANTS set forth in a notice delivered to the PARTIES involved in such dispute will be binding and conclusive on such PARTIES.

       d) The SELLERS and the PURCHASERS shall each bear 50% of the fees of the accountants referred to in paragraph b) above and of the fees of the ACCOUNTANTS referred to in paragraph c) above.


5.5    Expenses of the PARTIES

       Each PARTY shall bear all costs (including fees and expenses of or for attorneys, consultants, financial advisors, tax advisors and their respective employees, servants and agents) incurred by it or on its behalf, in connection with the TRANSFER. For the avoidance of doubt, RADNOR shall pay in full the costs of the extraordinary audit of the BUSINESS done by Arthur Andersen Oy in connection with the TRANSFER.


6. CLOSING AND RELATED MATTERS

6.1    The CLOSING

       The complete effectuation of the TRANSFER (such effectuation is referred to herein as the "CLOSING") shall take place at 10.00 a.m. on October 15, 1997, or on such other date as the PARTIES may mutually agree, at the offices of Neste Oy, Finland. The PARTIES shall act diligently to cause the conditions set forth in Articles 6.2 and 6.3 to be satisfied as soon as practicable after the date hereof. However, the CLOSING may be held at such other time, date and/or place as may be agreed upon by the PARTIES. If, at any time, any of the PURCHASERS or the SELLERS has reason to believe that the CLOSING cannot be held on October 15, 1997, it shall promptly notify the other PARTIES and the PARTIES shall attempt in good faith to agree upon and take such actions as may be reasonably necessary to conduct the CLOSING as soon as practicable as the then circumstances will permit.

       The date of the commencement of the CLOSING is referred to herein as the "CLOSING DATE". The CLOSING, when completed, shall be effective as of
       00.01 a.m. local time at each of the PLANTS, on the CLOSING DATE, which is the time of the normal opening of business at the PLANTS.

       If the CLOSING does not occur by October 31, 1997, each PARTY shall have the right to terminate this AGREEMENT forthwith by a written notice to the other PARTIES. Termination pursuant to this Article 6.1 shall not give the PURCHASERS the right to make claims or demands against the SELLERS nor the SELLERS the right to make claims or demands against the PURCHASERS, unless the CLOSING does not occur by reason of a PARTY's failure to cause the CLOSING to occur by such date.


6.2    Conditions to the PURCHASERS' obligations to complete the CLOSING

       a) The obligation of the PURCHASERS to complete the CLOSING shall be subject to the fulfilment, in a manner satisfactory to the PURCHASERS, prior to or concurrently with the CLOSING, of the following conditions:

           1) Each of the PURCHASERS having acquired all governmental and other consents and approvals which are required for each PURCHASER to execute and deliver this AGREEMENT and the CLOSING DOCUMENTS and to effectuate its part of the TRANSFER;

           2) There not having occurred, between the date hereof and the CLOSING DATE, any act or omission by any of the SELLERS that would constitute a breach of any of the material obligations of any of the SELLERS under this AGREEMENT;

           3) The representations and warranties made by the SELLERS in this AGREEMENT and the CLOSING DOCUMENTS being true and correct in all material respects (except with respect to (i) representations and warranties which are themselves qualified by materiality which shall be true and correct in accordance with their terms, and (ii) the representations and warranties listed in Articles 8.1, 8.4, 8.5 (i), 8.18, and in the second sentence of Article 8.2, all of which shall be true and correct in all respects) on and as of the CLOSING DATE as if made and repeated on and as of the CLOSING DATE with reference to the facts and circumstances existing on the CLOSING DATE. For the avoidance of doubt, the notices (if any) given by the SELLERS prior to the CLOSING DATE pursuant to the introductory paragraph of Article 8 and the notices (if any) given by the PURCHASERS under Article
                9.5 b) shall not in any way be deemed to affect such representations and warranties for purposes of this Article 6.2
                a) 3);

           4) The PURCHASERS having received reasonable assurances that the PERMITS can and will, subject to the PURCHASERS complying with all the terms and conditions set forth therein, be transferred to the PURCHASERS as of the CLOSING DATE on substantially the same terms and conditions as the current permits or that prior to or in sufficient time after the CLOSING DATE a new permit will be issued in the name of PURCHASERS on substantially the same terms and conditions as the current permits to replace any PERMITS which cannot be so transferred; provided, however, the foregoing provisions shall not apply to PERMITS or instances where such transfer or issuance is prevented, hindered or delayed by the unreasonable action or inaction of PURCHASERS, and/or their respective subsidiaries or affiliates, including a failure to meet the reasonable requests or demands of governmental authorities in connection with or as a condition of such transfer or issuance;

                     5)   The independent public accountants referred to in
                          Article 8.10 (a) having agreed in writing to consent in writing to the inclusion of the FINANCIAL STATEMENTS in any filings with the United States Securities and Exchange Commission (the "SEC"); and

                     6) The PURCHASERS having received a certificate from General Counsel of Neste Oy in form and substance reasonably satisfactory to the PURCHASERS and substantially in the form set out in Schedule 11.
                                                               -----------

              b) The PURCHASERS may at any time waive any of the conditions set out in this Article 6.2 and such waiver may be made subject to such reasonable terms and conditions as are determined by the PURCHASERS.


6.3           Conditions to the SELLERS' obligations to complete the CLOSING

              a) The obligation of the SELLERS to complete the CLOSING shall be subject to the fulfilment, in a manner satisfactory to the SELLERS, prior to or concurrently with the CLOSING, of the following conditions:

                     1) The SELLERS shall have acquired substantially all governmental and other consents and approvals (if any) which are necessary for the SELLERS to execute and deliver this AGREEMENT and to effectuate its part of the TRANSFER;

                     2) the SELLERS shall have obtained from third parties such consents as are necessary or required for the SELLERS to effect the TRANSFER, including, without limitation, all contractual rights related to the BUSINESS;

                     3) there not having occurred, between the date hereof and the CLOSING DATE, any act or omission by any of the PURCHASERS that would constitute a breach of any of the material obligations of any of the PURCHASERS under this AGREEMENT;

                     4) the representations and warranties made by the PURCHASERS in this AGREEMENT and the other CLOSING DOCUMENTS being true and correct in all material respects on and as of the CLOSING DATE as if made and repeated on and as of the CLOSING DATE with reference to the facts and circumstances existing on the CLOSING DATE; and

                     5) the SELLERS having received a certificate from Corporate Counsel to RADNOR in form and substance reasonably satisfactory to the SELLERS and substantially in the form set out in Schedule 11.
                                                               -----------

              b) The SELLERS may at any time waive any of the conditions set out in this Article 6.3 and such waiver may be made subject to such reasonable terms and conditions as are determined by the SELLERS.

6.4           Deliveries at the CLOSING

              The CLOSING shall be consummated by payment of the PURCHASE PRICE in the manner set forth in Article 5.1 without any off-set or deduction and the execution and delivery at the CLOSING of the following:

              a) the deeds, bills of sale, agreements, receipts, instruments, assignments, acknowledgements and documents listed in Schedule 13 together with such other documents as
                               -----------
                     the PARTIES jointly deem reasonably necessary to effectuate the TRANSFER (collectively referred to herein as the "CLOSING DOCUMENTS"); all in form and substance reasonably satisfactory to the PURCHASERS and the SELLERS;

              b)     the ANCILLARY CONTRACTS;

              c) if requested by the SELLERS, the PURCHASERS shall deliver to the SELLERS a Certificate, dated as of the CLOSING DATE, and in form and substance reasonably satisfactory to the SELLERS, signed by duly authorized officers of PURCHASERS in which such officers certify that the PURCHASERS are in compliance with all of their obligations hereunder and that the representations and warranties made by the PURCHASERS and referred to in Article 6.3 (a) (4) are true and correct as of the CLOSING DATE in the manner set forth in Article
                     6.3 (a) (4); and

              d) if requested by the PURCHASERS, the SELLERS shall deliver to PURCHASERS a Certificate, dated as of the CLOSING DATE, and in form and substance reasonably satisfactory to the PURCHASERS, signed by duly authorized officers of the SELLERS in which such officers certify that the SELLERS are in compliance with all of their obligations hereunder and that the representations and warranties made by the SELLERS and referred to in Article 6.2 (a) (3) are true and correct as of the CLOSING DATE in the manner set forth in Article
                     6.2 (a) (3).


6.5           Approvals and Consents

              a) Each PARTY represents and warrants that prior to its signing of this AGREEMENT, it obtained the corporate approvals necessary to its execution and delivery of this AGREEMENT and the effectuation of its part of the TRANSFER.

              b) The PURCHASERS represent and warrant that to their actual knowledge after reasonable investigation in Schedule 10 are
                                                                 -----------
                     listed or described all non-corporate approvals and consents necessary to the execution and delivery of this AGREEMENT by PURCHASERS and the effectuation of PURCHASERS' part of the TRANSFER. The SELLERS represent and warrant that there are no non-corporate approvals and consents necessary for the execution and delivery of this AGREEMENT by the SELLERS and the effectuation of the SELLERS' part of the TRANSFER save the transfer of permits referred to in
                     Article 6.2 and other consents specified in Schedule 10 and
                                                                 -----------
                     as specified in Article 8.2.

              c) Promptly after the execution of this AGREEMENT, the SELLERS and the PURCHASERS shall commence and diligently pursue the acquisition of all approvals and consents (other than corporate approvals) necessary to the effectuation of its part of the TRANSFER, including the consents and approvals listed or described in Schedule 10.


6.6           Acts after the CLOSING

              From and after the CLOSING and without limiting in any way Article
              6.4 hereof, the PARTIES shall, as appropriate, duly execute, acknowledge, deliver and perform all such further acts, documents and assurances as may be reasonably required to effectuate the TRANSFER as contemplated herein.


7. INDEMNIFICATION

7.1           Indemnification by the PURCHASERS

              The PURCHASERS agree to and shall protect, defend, indemnify and save harmless the SELLERS and their AFFILIATES, and their respective directors, officers, employees, servants and agents from and against all CLAIMS resulting from or relating to (i) the failure of PURCHASERS to perform or satisfy any act, duty, liability or obligation assumed by or which is to be performed or satisfied by or on behalf of the PURCHASERS hereunder or in connection herewith (including the items referred to in Article
              4.3 b)), or (ii) the breach of any of the representations and warranties set forth in Article 9 hereof, or (iii) any liabilities to third parties arising from any violation of U.S. securities laws or otherwise in connection with the filings referred to in
              Article 6.2 a) 5) and related offering documents. The PURCHASERS shall have the right to assume the defence and/or intervene (with counsel of their choice and at their expense), and upon the SELLERS' request the PURCHASERS shall so assume such defence and/or intervene, in any discussion, suit, action or proceeding which could reasonably be expected to result in the PURCHASERS having to indemnify any person hereunder. The PURCHASERS shall not bear or be responsible for any fees, costs or expenses incurred by the SELLERS in connection with such discussion, suit, action or proceeding after the PURCHASERS' assumption of such defence unless and to the extent that the SELLERS' involvement in such discussion, suit, action or proceeding after such assumption by the PURCHASERS is compelled by law.


7.2           Indemnification by Neste Oy

              Neste Oy agrees to and shall protect, defend, indemnify and hold harmless the PURCHASERS and their AFFILIATES, and their respective directors, officers, employees, servants and agents from and against all CLAIMS resulting from or relating to (i) the failure of the SELLERS to perform or satisfy any act, duty, liability or obligation retained by or which is to be performed or satisfied by or on behalf of the SELLERS hereunder or in connection herewith (other than the items referred to in Article 7.2 (iii) and 7.2
              (iv) below), (ii) the breach of any of the representations and warranties set forth in Article 8 hereof, (iii) all CLAIMS related to the ASSETS or the BUSINESS other than the ASSUMED LIABILITIES; and (iv) all CLAIMS relating to the EXCLUDED ASSETS. Neste Oy shall have the right to defend against and/or intervene (with counsel of its choice and at its expense), and upon the PURCHASERS' request,

              Neste Oy shall so assume such defence and/or intervene, in any discussion, suit, action or proceeding which could reasonably be expected to result in Neste Oy having to indemnify any person hereunder. Neste Oy shall not bear or be responsible for any fees, costs or expenses incurred by PURCHASERS in connection with such discussion, suit, action or proceeding after Neste Oy's assumption of such defence unless and to the extent that PURCHASERS' involvement in such discussion, suit, action or proceeding after such assumption by Neste Oy is compelled by law.


7.3           Claims for Indemnification

              a)     The SELLERS shall not be liable to PURCHASERS under Article
                     7.2 (i) or 7.2 (ii), and the PURCHASERS shall not be liable to the SELLERS under Article 7.1 (i) or 7.1 (ii), in respect of any individual claim the indemnifiable amount of which is below FIM 50,000 and unless the aggregate amount of liability under such Article exceeds FIM 1,500,000 in the aggregate (not including individual claims the indemnifiable amount of which is below FIM 50,000), provided that once the aggregate amount of liability under such Article exceeds FIM 1,500,000 (not including individual claims the indemnifiable amount of which is below FIM 50,000), the PARTY claiming indemnification shall be entitled to the whole amount of all such liability (not including individual claims the indemnifiable amount of which is below FIM 50,000) and not merely the excess. Notwithstanding the foregoing, the limitations set out in paragraphs a) and b) of this Article 7.3 shall not apply to any breach of the representations and warranties set out in
                     Article 8.14 (Taxes), the obligations of the SELLERS pursuant to Article 11.2 (Accounts Receivable), or the obligations of any PARTY under Articles 5.1 b) (ii) (Purchase Price and Payment), 5.3 (Costs of the Transfer),
                     5.4 (Apportionments and Prepaid Items), and 5.5 (Expenses of the Parties).

              b)     Any claims for damages under Articles 7.1 (i), 7.1 (ii), or
                     7.1 (iii) or 7.2 (i) or 7.2 (ii) may not exceed an amount equivalent to 75% of the PURCHASE PRICE in the aggregate. The provisions in this Article 7 shall be the exclusive remedy (other than proceedings for injunctive or other equitable relief) of a PARTY for any breach of any of the representations, warranties, covenants or agreements of the other PARTY in this AGREEMENT.

              c) Each PARTY shall endeavour to take all reasonable measures within its control to mitigate damages arising in connection with any breach of representation or warranty under this Agreement. For the avoidance of doubt, any costs incurred by a PARTY in connection with the mitigation of damages caused by the breach of representations and warranties by any other PARTY shall be included in the CLAIMS to be indemnified under Article 7.1 (ii) or 7.2
                     (ii), as the case may be.

              d) Notwithstanding any other provisions in this AGREEMENT, the SELLERS shall not be liable to the PURCHASERS, and the PURCHASERS shall not be liable to the SELLERS, for any exemplary, punitive, speculative, remote, lost profits, consequential or indirect damages suffered by the PURCHASERS or the SELLERS, respectively, arising from any event that would otherwise give the right to seek indemnification under this Article 7 from the SELLERS or the PURCHASERS, respectively.

7.4           Right to Information about Liabilities

              Each PARTY shall furnish from time to time the other PARTY with such information as such other PARTY may reasonably request with respect to the satisfaction and discharge of all acts, duties, liabilities and obligations that are assumed or retained by or are to be performed or satisfied by or on behalf of such PARTY hereunder or in connection herewith (including the items referred to in Articles 4.3 (a) - (c) hereof, as the case may be).


7.5           Notice and Assistance

              a) If, after the CLOSING, any PARTY becomes aware of any matter or event, or becomes a participant in any suit, action or proceeding (whether legal, administrative, arbitration or other) which could reasonably be expected to result in a CLAIM indemnified against hereunder, then such PARTY shall promptly notify the other PARTY thereof. Upon the reasonable request of the PARTY giving such notice (the "Requestor"), the other PARTY will assist and cooperate with the Requestor, at the Requestor's expense, in any legal action or defense undertaken by or against the Requestor relating to such event, suit, action and/or proceeding and in which such other PARTY does not have an adverse interest to that of the Requestor.

              b) The PURCHASERS must notify Neste Oy, as to each claim for indemnification under Article 7.2(ii) other than indemnification based on Articles 8.14 or 8.25, within eighteen (18) months from the CLOSING DATE.

              c) The PURCHASERS must notify Neste Oy, as to each claim for indemnification under Article 7.2(ii) based on Article 8.25 (Environmental, Health and Safety Matters), within five (5) years from the CLOSING DATE.

              d) The PURCHASERS must notify Neste Oy, as to each claim for indemnification under Article 7.2(ii) based on Article 8.14 (Taxes), within the applicable statute of limitations plus a period of thirty (30) days.

              e) The SELLERS must notify the PURCHASERS, as to each claim for indemnification under Article 7.1(ii), within eighteen
                     (18) months from the CLOSING DATE


7.6 For the avoidance of doubt, to the extent a CLAIM can be asserted both as a breach of representations and warranties of the SELLERS hereunder, and as a liability to be retained or assumed by the SELLERS in accordance with Article 4.3, such CLAIM shall be asserted as a liability to be retained or assumed by the SELLERS in accordance with Article 4.3.


8. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

              The provisions in the following subparagraphs (i) - (ii) shall apply in respect of notices concerning alleged breaches of representations and warranties set forth in this Article 8:

              (i) each notice from the PURCHASERS concerning an alleged breach of a representation or warranty set forth in this
                     Article 8 must set out in reasonable detail the action, event, matter or item in question, the representations or warranties alleged to have been breached and the factual, legal and other bases upon which the PURCHASERS have relied in support of such allegation; and

              (ii) the failure of the PURCHASERS to give such notice within the period specified in Article 7.5 above, shall be an absolute and complete bar to the exercise of all rights, remedies and causes of action of every kind which the PURCHASERS have or may have as a result of a breach (whether alleged or actual) of the applicable representation or warranty.

              Subject to paragraphs (i) through (ii) above, and except as otherwise specified in Schedule 22, except as otherwise specified
                                     -----------
              in the Schedules referred in this Article 8 and except as otherwise specified in one or more notices (if any) given by the SELLERS to the PURCHASERS by a date not later than the fourth
              (4th) BUSINESS DAY prior to the CLOSING DATE, the SELLERS jointly and severally represent and warrant to PURCHASERS all of the following, as of the date hereof, and as of the CLOSING:


8.1           Organisation

              a) Neste Oy is a corporation duly organized and existing under the laws of Finland. Neste Oy has the full corporate, legal and other power and authority, which is necessary (i) to sell, own, lease, hold and operate the ASSETS referred to in Article 4.5 a) as and where now located and to carry on that portion of the BUSINESS related to such ASSETS as and where now conducted, (ii) to execute and deliver this AGREEMENT, the CLOSING DOCUMENTS and the ANCILLARY CONTRACTS, and (iii) to effectuate its part of the TRANSFER.

              b) Isora Oy is a corporation which is a wholly owned subsidiary of Neste Oy, and is duly organized and existing under the laws of Finland. Isora Oy has the full corporate, legal and other power and authority, which is necessary (i) to sell, own, lease, hold and operate the ASSETS referred to in Article 4.5 b) as and where now located and to carry on that portion of the BUSINESS related to such ASSETS as and where now conducted, (ii) to execute and deliver this AGREEMENT, the CLOSING DOCUMENTS and the ANCILLARY CONTRACTS, and (iii) to effectuate its part of the TRANSFER.

              c) Neste Cellplast Ab is a corporation which is an indirectly owned subsidiary of Neste Oy, and is duly organized and existing under the laws of Sweden. Neste Cellplast Ab has the full corporate, legal and other power and authority, which is necessary (i) to sell, own, lease, hold and operate the ASSETS referred to in Article 4.5 c) as and where now located and to carry on that portion of the BUSINESS related to such ASSETS as and where now conducted,
                     (ii) to execute and deliver this AGREEMENT, the CLOSING DOCUMENTS and the ANCILLARY CONTRACTS, and (iii) to effectuate its part of the TRANSFER.

              d) Neste Thermisol A/S is a corporation which is indirectly wholly owned by Neste Oy, and is duly organized and existing under the laws of Denmark. Neste Thermisol A/S has the full corporate, legal and other power and authority, which is necessary (i) to sell, own, lease, hold and operate the ASSETS referred to in Article 4.5 d) as and where now located and to carry on that portion of the BUSINESS related to such ASSETS as and where now conducted,
                     (ii) to execute and deliver this AGREEMENT, the CLOSING DOCUMENTS and the ANCILLARY CONTRACTS, and (iii) to effectuate its part of the TRANSFER.


8.2           Due Authorization and Validity

              There are no consents or approvals of government, and there are no material consents or approvals (or other consents or approvals the absence of which would cause the PURCHASERS or any of their directors, officers or employees to be subject to fines or other criminal or administrative sanctions) of any other third parties, which are necessary for the SELLERS to effectuate their part of the TRANSFER except those consents described in Article 6.5 b). When duly executed by the PARTIES, this AGREEMENT and each of the CLOSING DOCUMENTS and ANCILLARY CONTRACTS will be a valid and legally binding obligation of the SELLERS enforceable against the SELLERS in accordance with the terms hereof, except as such enforcement may be limited or affected by bankruptcy, insolvency, reorganization, moratorium and similar laws, by laws affecting creditors' rights generally or by the general principles of equity.


8.3           Real Property Transfer Deeds

              The REAL PROPERTY TRANSFER DEEDS are in proper legal form and as of the CLOSING DATE the SELLERS have completed all the formalities to be completed to cause the TRANSFER to occur in respect of the REAL PROPERTY covered by the REAL PROPERTY TRANSFER DEEDS. Without limitation to the foregoing, the SELLERS as of the CLOSING DATE have obtained all necessary confirmations to ensure that no third party, including any governmental authority or municipality, will exercise any rights of first refusal or other redemption rights whether contractual or statutory in respect of the REAL PROPERTY.


8.4           Corporate Approvals

              All necessary corporate approvals have been obtained for the execution of this AGREEMENT, the ANCILLARY CONTRACTS and all CLOSING DOCUMENTS and the performance of obligations thereunder by each of the SELLERS.

8.5           Ability to Carry out

              Neither the execution and delivery of this AGREEMENT, the CLOSING DOCUMENTS nor the ANCILLARY CONTRACTS by the SELLERS nor the effectuation by the SELLERS of their part of the TRANSFER results in or constitutes or will result in or will constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of (i) the articles of association or other governing documents of the SELLERS, or (ii) any material contract, agreement or instrument or any judgement, decree or court order by which the SELLERS are bound or to which the SELLERS are subject.


8.6           Compliance with Law

              The SELLERS' use and operation of the ASSETS and their conduct of the BUSINESS, do not constitute a material violation of any applicable law, statute, rule, ordinance, regulation (including safety regulations) or governmental order.


8.7           Litigation

              There are no claims, lawsuits, actions or other legal or administrative proceedings (including proceedings relating to Taxes) pending or, to the actual knowledge of SELLERS after reasonable investigation, threatened, by or against the SELLERS relating to the BUSINESS or any of the ASSETS.


8.8           Interests of the SELLERS in the ASSETS

              The SELLERS have valid and legal title and possession to the ASSETS free and clear of all ENCUMBRANCES except the PERMITTED ENCUMBRANCES and when the TRANSFER shall have been completed, the SELLERS will have conveyed to the PURCHASERS valid and legal title and possession to the ASSETS free and clear of all ENCUMBRANCES except the PERMITTED ENCUMBRANCES.


8.9           Completeness and condition of the ASSETS

              The ASSETS comprise all the assets used by SELLERS in the BUSINESS, except the EXCLUDED ASSETS. The ASSETS are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The ASSETS are in good operating condition and repair and are sufficient for the continued conduct of the BUSINESS after the CLOSING in substantially the same manner as conducted prior to the CLOSING excepting ordinary wear and tear.

8.10          Financial Statements

              a) The SELLERS have delivered to the PURCHASERS (i) audited financial statements in respect of Isora Oy, Neste Cellplast AB, Neste Thermisol A/S and the Polystyrene Operations of Neste Oy, as of December 31, 1994, December 31, 1995, and December 31, 1996, together with a report thereon by independent certified public accountants and
                     (ii) unaudited financial statements in respect of Isora Oy, Neste Cellplast AB, Neste Thermisol A/S and the Polystyrene Operations of Neste Oy as of June 30, 1997 and June 30, 1996, which are subject to normal recurring audit adjustments and which are not necessarily indicative of the results of operations for a full year (collectively, the "FINANCIAL STATEMENTS"). The FINANCIAL STATEMENTS have been prepared in accordance with generally accepted accounting principles of the respective country and applied on a basis consistent with that of prior fiscal years, fairly represent the financial position of the BUSINESS as of the dates thereof and the results of operations and cash flows of the BUSINESS for the periods then ended, except for those FINANCIAL STATEMENTS related to the unaudited periods. Those liabilities and obligations which in the ordinary course of business and in accordance with generally accepted accounting principles of the respective country should be accrued or for which reserves should be provided are fully accrued on the said FINANCIAL STATEMENTS and accounting records of the BUSINESS or fully covered by reserves established on said FINANCIAL STATEMENTS and accounting records, except for those FINANCIAL STATEMENTS related to the unaudited periods.

              b) The SELLERS have delivered to the PURCHASERS the unaudited management reports in respect of ISORA OY, NESTE CELLPLAST AB, NESTE THERMISOL A/S and the Polystyrene Operations of Neste Oy as of July 31, 1997 and August 31, 1997.


8.11          Liabilities

              There are no liabilities or obligations of the BUSINESS of any kind whatsoever, absolute, tangible, intangible, accrued or determinable, or to the actual knowledge of SELLERS after reasonable investigation, contingent or not determinable, other than:

              (i) liabilities or obligations disclosed on, reflected in or provided for in the FINANCIAL STATEMENTS;

              (ii) liabilities or obligations disclosed or referred to in this Agreement or in the Schedules attached hereto;

              (iii) liabilities or obligations incurred in the ordinary course of business and attributable to the period since 30 June 1997, none of which has been materially adverse to the nature of the business, results of operations, assets, financial condition, prospects or manner of conducting the BUSINESS; and

              (iv) the PERMITTED ENCUMBRANCES.


8.12          [not used]

8.13          Inventory

              The inventory of the BUSINESS consists of a quality and quantity usable and saleable in the ordinary course of business. All inventories not written off or written down have been valued at lower of cost or market on a first-in first-out basis in accordance with generally accepted accounting principles of the respective country concerned and on a consistent basis with previous periods.


8.14          Taxes

              a) Each of the SELLERS has paid all TAXES which are due and payable related to the BUSINESS or the ASSETS on or before the CLOSING DATE.

              b) Neither the execution and delivery of this AGREEMENT nor the consummation of the TRANSFER will, directly or indirectly (with or without notice or lapse of time) cause the PURCHASERS or the BUSINESS to become subject to, or to become liable for the payment of, any TAX (except those TAXES for which the PURCHASERS are responsible under
                     Article 5.3).


8.15          Contracts

              The SELLERS are not a party to any material contract or agreement (including contracts or agreements with agents or management), except the contracts and agreements listed in Schedule 5 A (the
                                                            ------------
              "CONTRACTS"). The CONTRACTS comprise all material contracts, agreements and leases which are required for the operation of the BUSINESS, including the PLANTS.


8.16          Absence of breaches and defaults

              None of the SELLERS is in material default or material breach or to the actual knowledge of the SELLERS after reasonable investigation, capable of being declared in material default or material breach of any of the CONTRACTS, and none of the SELLERS is in default or breach under any of the CONTRACTS which default or breach constitutes a reason under which any other party under such CONTRACT is entitled to terminate the CONTRACT or exercise other remedies under the written terms of such CONTRACT, and all of the CONTRACTS are now in good standing and each of the SELLERS is entitled to all benefits under the CONTRACTS to which such SELLER is a party.


8.17          Agreements with labour unions/employee associations

              None of the SELLERS is bound by or has made any collective bargaining agreements or any other material agreements with any labour union or employee association nor made material commitments to or conducted negotiations in respect of material commitments with any labour union or employee association except those specified in Schedule 19.
                           -----------

8.18          Absence of other agreements for sale of BUSINESS

              The SELLERS have not since June 10, 1997 entered into any agreements with any party other than the PURCHASERS relating to the sale or other disposition of all or a substantial part of the BUSINESS.


8.19          SELLERS' right to intellectual property

              The INTELLECTUAL PROPERTY ASSETS are all those necessary for the operation of the BUSINESS as currently conducted. The SELLERS have the full right, title, and interest to the INTELLECTUAL PROPERTY being transferred hereunder and full right, title and interest thereto is being transferred to the PURCHASERS with the exception of the office application computer software referred to in Article 11.7.


8.20          Completeness of RECORDS

              The RECORDS are true, complete and not misleading in any material respects.


8.21          Valid PERMITS

              The PERMITS constitute the material licenses, permits and consents, and the licences, permits and consents the absence of which would cause the PURCHASERS or any of their directors, officers or employees to be subject to fines or other criminal or administrative sanctions, which are required for the operation of the BUSINESS, including the operation of the PLANTS, provided that the foregoing shall not apply to licences, permits or consents relating to the EXCLUDED ASSETS. To the actual knowledge of the SELLERS after reasonable investigation, there is no pending or threatened material breach or material default by any party under any of the PERMITS or any breach or default that would cause the PURCHASERS or any of their directors, officers or employees to be subject to fines or other criminal or administrative sanctions. The PERMITS are in full force and effect. Except as set forth in
              Schedule 4, no SELLER is or will be required to give any notice to
              ----------
              or obtain any consent from any person with respect to the PERMITS in connection with the execution and delivery of this AGREEMENT or the consummation or performance of the TRANSFER. To the actual knowledge of SELLERS after reasonable investigation, the PERMITS are readily transferable to PURCHASERS or capable of being re-issued in the name of the PURCHASERS prior to or immediately after the CLOSING DATE without unreasonable efforts on the part of SELLERS or PURCHASERS.


8.22          Absence of non-competition restrictions

              The BUSINESS is not subject to restrictions, contractual or, to the actual knowledge of the SELLERS, after reasonable investigation, otherwise, preventing the owner and operator of the BUSINESS to compete in the fields of business in which the BUSINESS is presently conducted.

8.23          Labour relations

              There have been no strikes or work stoppages by employees of the BUSINESS nor any other labour grievances at any of the facilities comprising the BUSINESS, including any of the PLANTS, at any time during the years 1994, 1995, 1996 and 1997, except as set forth in
              Schedule 20.
              -----------


8.24          Accuracy

              No representation or warranty of the SELLERS in this AGREEMENT or any Schedule hereto or other documents executed in connection herewith nor any certificate furnished or to be furnished by the SELLERS to PURCHASERS pursuant hereto or in connection with the transactions contemplated hereby, when taken as a whole with any information contained in this AGREEMENT or any such Schedule, document or certificate, contains any untrue or misleading statement of any material fact or omits to state any material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading in any material respect.


8.25          Environmental, Health and Safety Matters

              a) Each of the SELLERS is, and at all times before CLOSING has been, in material compliance with, and has not been and is not in material violation of any ENVIRONMENTAL LAW or OCCUPATIONAL SAFETY AND HEALTH LAW;

              b) no SELLER has received or to the actual knowledge of each SELLER after reasonable investigation, has any basis to expect, and to the actual knowledge of each SELLER, after reasonable investigation, no other party for whose conduct they or any of them are or may be held to be legally obligated has received or has any basis to expect, any written order, notice, or other communication from (i) any governmental body or private citizen or organization, or
                     (ii) the current or prior owner or operator of any PLANT, of any violation of any ENVIRONMENTAL LAW, or of any required legal obligation to undertake or bear the cost of any ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES with respect to the BUSINESS or any of the PLANTS or any other properties or assets related to the BUSINESS (whether real, personal, or mixed) in which any of the SELLERS has an interest, or with respect to any property or PLANT at or to which HAZARDOUS MATERIALS were generated, manufactured, refined, transferred, imported, used, or processed by SELLERS, or to the actual knowledge of each SELLER after reasonable investigation any other party for whose conduct they are or may be held legally obligated;

              c) there are no pending or, to the knowledge of the SELLERS after reasonable investigation, threatened CLAIMS or ENCUMBRANCES of any material adverse nature, resulting from any ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES arising under or pursuant to any ENVIRONMENTAL LAW, related to the operation or condition of the BUSINESS or any of the PLANTS in which any of the SELLERS has an interest;

              d) no SELLER has received, and to the actual knowledge of each SELLER after reasonable investigation, no SELLER has any basis to expect that it will receive, and to the actual knowledge of each SELLER after reasonable investigation, no other party for whose conduct they are or may be held legally obligated has received or has any basis to expect, any written directive, inquiry, notice, order, or warning that relates to material HAZARDOUS ACTIVITY, material HAZARDOUS MATERIALS, a material actual or potential violation or requirement under ENVIRONMENTAL LAW, material ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES, or of any other required legal obligations to undertake with respect to the BUSINESS, any of the PLANTS or any other properties or assets (whether real, personal, or mixed) in which SELLERS have an interest, or with respect to any property or facility to which HAZARDOUS MATERIALS generated, manufactured, refined, transferred, imported, used, or processed by SELLERS, or to the actual knowledge of the SELLERS, after reasonable investigation any other party for whose conduct they are or may be held legally obligated, have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

              e) no SELLER has, and to the actual knowledge of SELLERS after reasonable investigation, no other party for whose conduct they are or may be held legally obligated has, or has any basis to expect any, material adverse ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES with respect to the PLANTS;

              f) no SELLER has, and to the actual knowledge of SELLERS, after reasonable investigation, no other party for whose conduct they are or may be held legally obligated has, permitted or conducted, any HAZARDOUS ACTIVITY with respect to the BUSINESS or the PLANTS, except in material compliance with all applicable ENVIRONMENTAL LAWS;

              g) there has been no release or, to the knowledge of SELLERS after reasonable investigation, threat of RELEASE, of any HAZARDOUS MATERIALS at or from the PLANTS where any HAZARDOUS MATERIALS were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the PLANTS or the BUSINESS, except in material compliance with ENVIRONMENTAL LAWS;

              h) SELLERS have made available to PURCHASERS true and complete copies and results of all reports, studies, analyses, tests, and monitoring in the possession custody or control of SELLERS pertaining to HAZARDOUS MATERIALS or HAZARDOUS ACTIVITIES in, on, or under the PLANTS, or concerning compliance by SELLERS with ENVIRONMENTAL LAWS;

              i) all discharges to land, water or air from all facilities included in the BUSINESS, including the PLANTS; are as of the CLOSING DATE allowed by law and/or covered by valid and current agreements, permits, permit applications, and certificates;

              j) there are no pending or to the actual knowledge of the SELLERS, threatened claims against any SELLER for injury to health or property from any employees or other person or entity under any ENVIRONMENTAL LAWS or OCCUPATIONAL SAFETY AND HEALTH LAW;

              k) all process equipment included in the BUSINESS is installed in accordance with applicable codes. Mandatory periodic inspections have been conducted and current records of such tests are available on site. Examples of such requirements include testing of pressure vessels, relief valves and radiation sources.

              The representations and warranties set forth in this Article 8.25 shall constitute the only representations and warranties in respect to those matters explicitly addressed in this Article
              8.25. For the avoidance of doubt, no claims may be asserted under Articles 8.6, 8.7, 8.11, 8.21 or 8.26 (ii) with respect to ENVIRONMENTAL LAWS, ENVIRONMENTAL HEALTH AND SAFETY LIABILITIES, HAZARDOUS ACTIVITY, HAZARDOUS MATERIALS and/or OCCUPATION SAFETY AND HEALTH LAW.


8.26          Conduct of the BUSINESS since June 30, 1997

              From June 30, 1997 and through the CLOSING DATE, the BUSINESS has been conducted and will be conducted only (i) in the ordinary course of business and (ii) in material compliance with all applicable laws and regulations.


8.27          No material adverse change

              From December 31, 1996 and through the CLOSING DATE, there has not been and will not be any material adverse change in the assets, financial position, results of operations, properties, prospects, or condition of the BUSINESS, and no event has occurred or circumstance exists that is likely to result in such a material adverse change provided that the foregoing shall not apply to events or circumstances affecting the economy generally (including, without limitation, economic cycles affecting the BUSINESS).


8.28          Employees

              a)     Schedule 18 contains a complete and accurate list of the
                     -----------
                     following information for each employee employed in the BUSINESS by the SELLERS, including each employee on leave of absence or layoff status: employer, name, current compensation paid or payable; and the SELLERS have separately delivered or made available to the PURCHASERS information regarding vacation accrued, service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, deferred compensation, bonus, severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan.

              b) To the SELLERS knowledge after reasonable investigation, no employee employed in the BUSINESS by the SELLERS is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other party ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his/her duties as an employee employed in the BUSINESS, or
                     (ii) the ability of the PURCHASER to conduct the BUSINESS, including any PROPRIETARY RIGHTS AGREEMENT with SELLERS by any such employee. To the SELLERS' knowledge, after reasonable investigations, no key employee employed in the BUSINESS intends to terminate his employment in the BUSINESS in connection with the TRANSFER or in the foreseeable future.

              c) Each employee employed by the BUSINESS in Sweden and listed in Schedule 18 has acknowledged in writing that he/she will not utilize his/her option to continue employment with the SELLERS.


9. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

              The provisions in the following subparagraphs (i) - (ii) shall apply in respect of notices concerning alleged breaches of representations and warranties set forth in this Article 9:

              (i) each NOTICE from the SELLERS concerning an alleged breach of a representation or warranty set forth in this Article 9 must set out in reasonable detail the action, event, matter or item in question, the representations or warranties alleged to have been breached and the factual, legal and other bases upon which the SELLERS have relied in support of such allegation; and

              (ii) the failure by the SELLERS to give such notice within the period specified in Article 7.5 (e) above, shall be an absolute and complete bar to the exercise of all rights, remedies and causes of action of every kind which the SELLERS have or may have as a result of a breach (whether alleged or actual) of the applicable representation or warranty.

              Subject to the subparagraphs (i) - (ii) above, the PURCHASERS represent and warrant to the SELLERS the following, as of the date hereof, and as of the CLOSING:


9.1           Organization

              As of the CLOSING DATE: 1) StyroChem Finland Oy is a corporation duly organized and existing under the laws of Finland; 2) Thermisol Finland Oy is a corporation duly organized and existing under the laws of Finland; 3) Thermisol Sweden AB is a corporation duly organized and existing under the laws of Sweden; 4) Thermisol Denmark A/S is a corporation duly organized and existing under the laws of Denmark; and each of the PURCHASERS specified in paragraphs 1) - 4) above as of the CLOSING DATE will have the full corporate, legal and other power and authority which is necessary
              (i) to purchase, own and lease the ASSETS, (ii) to execute and deliver this AGREEMENT, and (iii) to effectuate its part of the TRANSFER.


9.2           Due Authorization and Validity

              Listed or described in Schedule 10 are all the consents and
                                     -----------
              approvals (other than corporate approvals) of governmental and other persons which to the best knowledge of the PURCHASERS are necessary for PURCHASERS to effectuate their part of the TRANSFER. When duly executed by the PARTIES, this AGREEMENT will be a valid and legally binding obligation of PURCHASERS enforceable against PURCHASERS in accordance with the terms hereof, except as such enforcement may be limited or affected by bankruptcy, insolvency, reorganization, moratorium and similar laws or by laws affecting creditors rights generally.

9.3           Ability to Carry out

              Neither the execution and delivery of this AGREEMENT or any of the ANCILLARY CONTRACTS by the PURCHASERS or RADNOR nor the effectuation by the PURCHASERS or RADNOR of their part of the TRANSFER results in or constitutes or will result in or will constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of (i) the articles of incorporation or by-laws of any of the PURCHASERS or RADNOR, as the case may be, or (ii) any material contract, agreement, instrument, judgement, decree or court order which any of the PURCHASERS or RADNOR, as the case may be, is subject to or by which any of the PURCHASERS is bound and (iii) will not violate any law, governmental rule, order, arbitration award, judgement to which RADNOR and/or any of the PURCHASERS is subject.


9.4           Good Standing

              RADNOR is a corporation validly existing and in good standing under the laws of the State of Delaware. RADNOR has all necessary corporate power to cause the PURCHASERS to purchase and own the ASSETS and enter into the ANCILLARY CONTRACTS and to cause the PURCHASERS the due performance of this AGREEMENT and any ANCILLARY AGREEMENT and the assumption of any and all liabilities resulting to PURCHASERS therefrom.


9.5           Due Diligence

              a) RADNOR and/or its representatives have been afforded access to properties, books, records and or other sources of information of the SELLERS which comprise the purchased ASSETS, and have had the opportunity to ask questions of, and to receive answers and information from, certain officers of the SELLERS regarding the ASSETS and the BUSINESS.

              b)     (i)  If any RADNOR Specified Person (as hereinafter
                          defined) has or obtains actual knowledge at any time on or prior to four (4) BUSINESS DAYS prior to the CLOSING DATE (the "NOTIFICATION PERIOD") of any information which renders inaccurate in any material respect any representation and warranty made by the SELLERS in this AGREEMENT, the PURCHASERS will, as soon as practicable (but in no event later than the second (2nd) BUSINESS DAY prior to the CLOSING DATE), advise the SELLERS thereof. The SELLERS shall thereupon use their best reasonable efforts to cure such inaccuracy. If the SELLERS are not able, despite the use of their best reasonable efforts, to remedy such inaccuracy, and if the PURCHASERS nevertheless decide to complete the CLOSING, the inaccuracy shall be deemed to have been waived and the PURCHASERS will not be entitled to indemnification in respect of such inaccuracy.

                     (ii) The provisions of Article 9.5 b) (i) shall not be
                          applicable in the event of fraudulent conduct by the SELLERS.

              c) Nothing in this Article 9.5 shall affect the right to indemnification based on representations and warranties of the SELLERS arising from any breaches of representations and warranties of which the PURCHASERS become aware after the NOTIFICATION PERIOD.

              d) The term "Radnor Specified Person" shall mean the President, any Senior Vice President, and Vice President and Corporate Counsel of RADNOR. As of the date hereof, (i) the President is Michael Kennedy, (ii) the Senior Vice Presidents are Donald Walker (Senior Vice President, Operations), Michael Valenza (Senior Vice President, Finance), Donald Rogalski (Senior Vice President, Administration), Richard Hunsinger (Senior Vice President, Sales), and R. Radcliffe Hastings (Treasurer), and (iii) the Vice President and Corporate Counsel is Caroline Williamson.


9.6           Consents

              As of the CLOSING DATE, the PURCHASERS have all authorisation, consents and approvals of, and all registrations and filings with any governmental or public authority required to be obtained by the PURCHASERS before the CLOSING in connection with the ANCILLARY CONTRACTS or the consummation of this transaction.


9.7           Availability of Financing

              As of the date hereof, the PURCHASERS have at their disposal an amount sufficient for them to pay the PURCHASE PRICE in full, with interest (if any) payable hereunder. As of the CLOSING DATE, RADNOR and the PURCHASERS will have an amount sufficient to pay the PURCHASE PRICE, in full, with interest (if any) payable hereunder.


9.8           Third parties

              As of the CLOSING DATE, the PURCHASERS have obtained consents from all third parties from which RADNOR or any of the PURCHASERS are obligated to obtain prior the TRANSFER.


9.9           Litigation

              There are no suits, actions, claims, demands or other proceedings pending or, to the best knowledge of RADNOR and/or the PURCHASERS after reasonable investigation, threatened, by or against any of the PURCHASERS and affecting the execution and delivery of this AGREEMENT by the PURCHASERS or the effectuation by any of the PURCHASERS of its part of the TRANSFER.

10. DELIVERY OF THE ASSETS

10.1          Delivery of ASSETS

              The SELLERS shall ensure that, (i) all tangible ASSETS including the inventories are located at the PLANTS on the day prior to the CLOSING and shall remain there through the CLOSING, and (ii) at the CLOSING, the SELLERS shall deliver to PURCHASERS such items (e.g. keys) as are necessary to give the PURCHASERS possession of all tangible ASSETS located at the PLANTS and possession of all intangible ASSETS wherever located. All of the RECORDS shall be delivered to the PURCHASERS or their designee on the CLOSING DATE, including blueprints, designs, process diagrams and flow sheets, equipment and building layouts, descriptions of instrumentation, descriptions of operating analytical procedures, operating manuals and operating and maintenance records.


10.2          Retention of RECORDS

              a)     For a period from the CLOSING DATE until the later of six
                     (6) years thereafter or all tax years of the SELLERS prior to and through the 1997 tax year of the SELLERS are finally closed, the PURCHASERS shall ensure that the RECORDS remain in the custody of the PURCHASERS at the PLANTS and the SELLERS shall have full access thereto (including the right to inspect, review, copy and make extracts from the RECORDS) during reasonable business hours for any proper purpose (e.g. tax, law, and financial, accounting or governmental reporting) connected with the affairs of the SELLERS. The SELLERS shall notify the PURCHASERS of the closing of the said tax years as soon as practicable after such closing.

              b) The SELLERS agree to promptly provide to the PURCHASERS at any time during the period referred to in Article 10.2 a) above copies of tax returns and statutory bookkeeping materials relating to the BUSINESS when reasonably requested by the PURCHASERS.


10.3          Removal of Certain Property

              Not later than ninety (90) days after the CLOSING and at SELLER's expense, the SELLERS shall remove from the PLANTS all EXCLUDED ASSETS. The PURCHASERS shall reasonably cooperate with the SELLERS to facilitate such removal.


11. COVENANTS OF THE PARTIES

11.1          The SELLERS' Pre-CLOSING Conduct of the BUSINESS

              From the date hereof through the CLOSING, the SELLERS shall (a) conduct the BUSINESS in the ordinary course of business and (b) maintain the ASSETS, including the EQUIPMENT and the REAL PROPERTY, in substantially the same condition as existing on the date of signing of the Letter of Intent (defined in Article 11.2 below), except for normal maintenance requirements; ordinary wear, tear and consumption; and changes, actions and matters made, taken or occurring in the ordinary conduct of the BUSINESS or approved by PURCHASER, (c) use their reasonable best efforts to preserve intact the current business organization of the

              BUSINESS, keep available the services of the current officers, employees, and agents of the BUSINESS, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the BUSINESS; (d) consult as soon as reasonably practicable with the PURCHASERS concerning operational matters of a material nature; (e) otherwise report periodically to the PURCHASERS concerning the status of the BUSINESS including any changes in respect of the matters referred to in c) above.

              In order to facilitate discussions between the SELLERS and the PURCHASERS as to unusual matters which may arise during the period between the date hereof and the CLOSING, the SELLERS and the PURCHASERS have designated the following respective representatives for purposes of such discussions:

              The SELLERS - Kyosti Sysio, Neste Oy as to all matters; and the PURCHASERS - Michael Kennedy, RADNOR; and in his absence Michael Valenza.


11.2          Accounts Receivable

              a) From the date of the CLOSING until a date 180 days after the CLOSING DATE (the "COLLECTION PERIOD"), the PURCHASERS shall scrupulously and consistent with customary collection practices for the BUSINESS, attempt to collect all ACCOUNTS RECEIVABLE. The SELLERS shall when needed cooperate and consult with the PURCHASERS in such collection measures. It is expressly agreed that the PURCHASERS shall not be required to use any method of collection different from that customarily used by the BUSINESS in the collection of accounts. It is further agreed that the PURCHASERS shall have no obligation to institute legal proceedings to collect all or any portion of the ACCOUNTS RECEIVABLE.

              b) During the COLLECTION PERIOD, the PURCHASERS shall not have the right to settle, release or otherwise compromise any ACCOUNTS RECEIVABLE without the prior written consent of the SELLERS, which consent shall not be unreasonably withheld, unless such settlement, release or compromise results in the immediate payment to the PURCHASERS in full of the amount outstanding on such ACCOUNT RECEIVABLE.

              c) During the COLLECTION PERIOD, the PURCHASERS shall provide the SELLERS upon reasonable request of the SELLERS with a status report as to the collection of the ACCOUNTS RECEIVABLE, which report shall include reasonable details regarding the collection efforts by the PURCHASERS and the debtor's response.

              d) To the extent any debtor on any of the ACCOUNTS RECEIVABLE is also a debtor to the PURCHASERS for debts incurred after the CLOSING DATE, a remittance by such debtor shall be deemed to be on account of the earliest unpaid invoice for such debtor. Notwithstanding the foregoing, if any such debtor disputes a specific ACCOUNT RECEIVABLE attributable to such debtor (based on a claim of product defect, non-delivery, double payment or other legitimate reason for nonpayment) and requests that the remittance be credited against one or more debts incurred by such debtor after the CLOSING DATE, the remittance shall be credited in accordance with the debtor's instructions.

              e) Upon the expiration of the COLLECTION PERIOD, Neste Oy shall purchase from the PURCHASERS, for full face amount together with interest thereon accrued thereon at the INTEREST RATE, all of the ACCOUNTS RECEIVABLE which the PURCHASERS have not been able to collect in full in accordance with the provisions of this Article 11.2, as shown on a statement issued by the PURCHASERS and including the details referred to in paragraph c) above with respect to the date when the COLLECTION PERIOD expires. Such payment shall be made to an account specified by the PURCHASERS within ten (10) days after the expiration of the COLLECTION PERIOD.

              f)     Upon payment of the purchase price referred to in paragraph
                     e) above, the PURCHASERS shall assign the ACCOUNTS RECEIVABLE to be purchased under such paragraph e) to the SELLERS.


11.3          Secrecy Obligations of the PURCHASERS

              If the TRANSFER is not effectuated, then the PURCHASERS covenant that, without prejudice to any other secrecy undertaking by the PURCHASERS in connection herewith, for a period of five (5) years after the date hereof the PURCHASERS shall hold and cause each person receiving from or on behalf of the PURCHASERS any part of the information delivered by the SELLERS pursuant hereto or in connection herewith (such person being a "Recipient"), including representatives of the law firms of Luostarinen & Mettala and Duane, Morris & Heckscher LLP, the investment banking firm of Bear Sterns, and the respective parents, subsidiaries, affiliates, directors, members, partners, officers, employees, servants and agents of the PURCHASERS and such law and investment banking firms to hold such information in strict confidence and not disclose the same to any person without the prior written approval of the SELLERS in each instance except and unless (i) such disclosure is compelled by law or a valid court order, provided all reasonable efforts (e.g. protective orders) have been made to preserve the confidentiality or trade secret status of such information, (ii) the part of such information to be disclosed has become generally available to the public other than as a result of a disclosure by the PURCHASERS, or (iii) the part of such information to be disclosed has become available to the PURCHASERS on a non-confidential basis from a source other than the SELLERS, unless the PURCHASERS knew or reasonably should have known, that such source owed to the SELLERS and/or any of its respective subsidiaries or affiliates a confidentiality or non-disclosure obligation relating to such information and in all instances, the PURCHASERS shall make reasonable inquiries to ascertain whether such source owes or owed such an obligation. If the TRANSFER is not effectuated, then the PURCHASERS shall cause all originals and all copies of all tangible items (including books, records, documents, blueprints and drawings) possessed by or on behalf of the PURCHASERS or a Recipient and containing such information to be promptly delivered to the SELLERS, provided however that the foregoing provisions shall not create any obligation for the PURCHASERS to return to the SELLERS the Letter of Intent dated 10 July 1997 between Neste Oy and RADNOR (the "Letter of Intent") nor any document containing professional advice received by RADNOR in connection with said Letter of Intent.

11.4          Secrecy obligations of the SELLERS

              If the TRANSFER is effectuated, the SELLERS covenant that, for a period of five (5) years after the date hereof the SELLERS shall hold in strict confidence and not disclose to any third person information or trade secrets relating to or belonging to the BUSINESS unless (i) such disclosure is compelled by law or a valid court order, provided all reasonable efforts (e.g. protective orders) have been made to preserve the confidentiality or trade secret status of such information, or (ii) the part of such information to be disclosed has become generally available to the public other than as a result of a disclosure by the SELLERS.


11.5          Post-CLOSING Identification

              As soon as may be practicable after the effectuation of the TRANSFER, and in any event no later than six (6) months from the CLOSING DATE, the PURCHASERS shall take all steps necessary to print over, mask with an adhesive label, or otherwise obliterate all references to the trade name "NESTE" on all existing literature, forms and stationary supplied to third parties and on all labels and shipping containers. Except as provided in this
              Article 11.5 no other right or license to use the name "NESTE" is granted hereby.


11.6          Introduction to Customers

              The SELLERS shall prepare and jointly develop with the PURCHASERS a letter to be sent by the SELLERS and the PURCHASERS jointly to the customers of the BUSINESS as soon as practicable after the signing of this AGREEMENT by the PARTIES.


11.7          Office application software

              If the transfer of any office application software (e.g. Microsoft Windows) included in the INTELLECTUAL PROPERTY requires the consent or approval of any third party to the transfer thereof to the PURCHASERS or is subject to other restrictions on transfer set forth in any license agreement or otherwise, then the SELLERS shall use their reasonable best efforts to obtain such consent, approval or waiver of such restriction on transfer (but without the obligation to expend any money in connection therewith), provided, that if the payment of any money is needed to effectuate such transfer then the SELLERS shall notify the PURCHASERS thereof and shall give the PURCHASERS the right to make such payment to effectuate such transfer.


11.8          Transition support services

              If after the date hereof the PURCHASERS determine that they will reasonably require the SELLERS to continue to provide any administrative, data systems or other support services that are currently being provided by the SELLERS to the BUSINESS, such services being in addition to the services to be provided under the terms of the SERVICE AGREEMENTS, then the PURCHASERS shall notify the SELLERS accordingly and the SELLERS shall provide such services for the period reasonably required by the PURCHASERS on the following basis:

              a) during the period of the first thirty (30) days (the "Initial Period") after the PURCHASERS notify the SELLERS in accordance with the foregoing with respect to a specific service, such service shall be provided free of charge, other than the SELLERS' reasonable out-of-pocket expenses paid to third parties which shall be reimbursed by the PURCHASERS to the SELLERS;

              b) during the period of the first two (2) months after the expiration of the Initial Period, such service shall be provided at the SELLERS' direct cost;

              c) during the period of the third (3rd), fourth (4th) and fifth (5th) month after the expiration of the Initial Period, such service shall be provided at the SELLERS' direct cost plus 15%;

              d) notwithstanding anything to the contrary, in no event shall the services described in this Article 11.8 be provided for longer than a six (6) month period of transition immediately after the CLOSING; and

              e) such support services shall be provided on such other terms as are currently applicable to the provision of such services to the BUSINESS.


11.9          Corrections to Inaccuracies or Omissions in certain Schedules

              At any time not later than the fourth (4th) BUSINESS DAY prior to the CLOSING DATE, the SELLERS may provide to the PURCHASERS one or more notices (if any) setting forth corrections in respect of inaccuracies or omissions in any Schedule to this Agreement (other than Schedules 9, 11, 12 and 18 - 22), and the relevant Schedule shall thereby be deemed to be amended to incorporate such correction; provided, however, that no such notice shall qualify or amend any of the representations or warranties of SELLERS under
              Article 8.


12. OBLIGATION TO USE THE PLANTS AND DISPOSAL OF THE ASSETS

12.1 The PURCHASERS will endeavour to use the PLANTS after the CLOSING in a manner and scope as at current levels consistent with the maintenance and development of the BUSINESS.


12.2 Upon the termination of the LAND LEASE AGREEMENT Neste Oy shall have an option to redeem the buildings and other assets and general purpose equipment at the Porvoo PLANT under the terms and conditions set forth in the LAND LEASE AGREEMENT.


13. MISCELLANEOUS

13.1          Notices

              Each agreement, election, exercise of a right or remedy (e.g. right to terminate this AGREEMENT), communication, request, notice, waiver, approval and consent requested or given hereunder or in connection herewith or referred to herein (the foregoing items are individually and collectively referred to herein as a "NOTICE") shall be in writing and in English. Each NOTICE to be given or communicated to a PARTY shall be delivered by courier, telefax, hand or mail (postage prepaid) to the address specified below or to such other address for notices as may be designated by such intended receiving PARTY from time to time in a NOTICE to the other PARTY. Each NOTICE shall be only for the specific instance and matters covered thereby and shall not affect any future or other instance or matter, whether of a similar or dissimilar nature or involving the same or any other provision of this AGREEMENT. Any NOTICE given hereunder shall be effective upon actual receipt.

              For purposes of this AGREEMENT, any NOTICE that any of the SELLERS is entitled to or obligated to give to any of the PURCHASERS hereunder shall be effective when given to RADNOR in accordance with this Article 13.1, and any NOTICE that any of the PURCHASERS is entitled to or obligated to give to any of the SELLERS hereunder shall be effective when given to Neste Oy in accordance with this Article 13.1.


              Address for notices to the SELLERS:               Address for notices to the PURCHASERS:

              Neste Oy                                          Radnor Holdings Corporation
              Keilaniemi                                        Three Radnor Corporate Center
              FIN-02150 Espoo                                   Radnor, Pennsylvania 19087
              Finland                                           USA
              Telefax: +358 20 450 5205                         Telefax: +1 610 995 2697
              Attention: Kyosti Sysio,                          Attention: Michael Kennedy, President
              Senior Vice President

              With a copy to:                                   With a copy to:
              Vinson & Elkins L.L.P.                            Luostarinen & Mettala
              47 Charles Street                                 Etelaesplanadi 18, 8th floor
              Berkeley Square                                   FIN-00130 Helsinki
              London W1X 7PB                                    Finland
              United Kingdom
              Telefax: +44 171 499 5320                         Telefax: +358 9 621 7202
              Attention: John C. La Master                      Attention: Kimmo Mettala

13.2          Announcements

              All public announcements, releases, statements and communications by the SELLERS and/or PURCHASERS to third persons (excluding the employees of either PARTY and customers covered by Article 11.5 hereof) relating to this AGREEMENT or the TRANSFER shall be made only at such time and in such manner as may be agreed upon by the PARTIES, unless otherwise required by law, or the rules of Helsinki Stock Exchange or the SEC. To the greatest extent practicable, the SELLERS and PURCHASERS shall discuss with each other the form, timing and substance of such announcements, releases, statements and communications prior to the dissemination thereof.

13.3          Brokers and Finders

              Each PARTY agrees to protect, defend, indemnify and hold harmless the other PARTY against and from all CLAIMS relating to the indemnifying PARTY'S attorneys', brokers' (including CSDI retained by the SELLERS), finders', consultants' or advisers' fees in connection with this AGREEMENT or the TRANSFER and arising from an understanding, engagement, arrangement or agreement made or claimed by a third person to have been made by or on behalf of the indemnifying PARTY.


13.4          Undertaking Not to Compete

              a) Recognising that the TRANSFER includes a transfer of the GOODWILL and of the INTELLECTUAL PROPERTY, comprising know-how of significant value that can not be protected by patents or by other registered rights, the SELLERS hereby agree that, for a period of five (5) years after the CLOSING DATE, none of the SELLERS nor any of their AFFILIATES shall directly or indirectly own, manage, operate, control, engage in, participate in, or serve as a consultant with any business entity which engages in any business which sells, distributes or manufactures in the RESTRICTED TERRITORY and of the PRODUCTS or the SUBSTITUTIVE PRODUCTS, subject to the PERMITTED ACTIVITIES, and except as may otherwise be agreed by the PARTIES.

              b) The term "RESTRICTED TERRITORY" shall include all geographic regions represented by the following countries as of the date hereof: all countries belonging to the European Union, the former Soviet Union (CIS), Estonia, Latvia, Lithuania, Poland, Czech Republic, Slovakia, Hungary, former Yugoslavia, Bulgaria, Romania, Switzerland, Norway, Iceland, Canada, the United States, Mexico, Iran and Turkey.

              c) The term "PRODUCTS" shall mean the products sold, distributed or manufactured by the BUSINESS during the period of three (3) years prior to the CLOSING DATE.

              d) The term "SUBSTITUTIVE PRODUCTS" shall mean products that could be used by the CUSTOMERS of the BUSINESS as directly interchangeable substitutes for the PRODUCTS.

              e) The term "PERMITTED ACTIVITIES" means the following activities, which shall not be restricted in any manner or at any time, except as expressly set forth in this paragraph e):

                     i) AOZT Neste St. Petersburg ("AOZT") may remain a subsidiary of Neste Oy, and AOZT may continue and develop its CONVERTED PRODUCTS business and operations; provided, however, that:

                          1) AOZT may sell, distribute or manufacture any of the CONVERTED PRODUCTS or the SUBSTITUTIVE PRODUCTS for the CONVERTED PRODUCTS in the former Soviet Union (CIS), Estonia, Latvia and Lithuania, but shall not sell, distribute or manufacture any of the PRODUCTS or the SUBSTITUTIVE PRODUCTS for the CONVERTED PRODUCTS in any other parts of the RESTRICTED TERRITORY, and AOZT will not set up any distribution system for sales of any of the CONVERTED PRODUCTS or the

                                 SUBSTITUTIVE PRODUCTS for the CONVERTED
                                 PRODUCTS in any other parts of the RESTRICTED TERRITORY;

                          2) none of the PURCHASERS or any of their AFFILIATES shall directly or indirectly own, manage, operate, control, engage in, participate in, or serve as a consultant with any business entity which engages in any business which sells, distributes or manufactures any of the PRODUCTS or the SUBSTITUTIVE PRODUCTS in the former Soviet Union (CIS) provided, however, that Thermisol Finland Oy may sell, distribute or manufacture any of the PRODUCTS or the SUBSTITUTIVE PRODUCTS in the former Soviet Union (CIS) that are not at such time being, and have not in the immediately preceding year been, manufactured by AOZT;

                          3) AOZT may continue to use all of the business names, trademarks, tradenames, designs and models currently used by AOZT; and

                          4) if the assets and business of AOZT related to the POLYSTYRENE PRODUCTS and CONVERTED PRODUCTS are sold to the PURCHASERS or any of their AFFILIATES at any time prior to the expiration of the five (5) year term of this Article 13.4, then the provisions of this sub-paragraph e) i) shall thereupon be void; and

                     (ii) NCT Holland B.V. and its subsidiaries, branches and
                          group of companies ("NCT") may purchase, sell and trade the PRODUCTS; provided, however, that NCT will not sell any of the PRODUCTS in Finland, Sweden, Norway, Denmark, Poland, Latvia, Estonia or Lithuania at any time during the five (5) year term of this
                          Article 13.4.

              f) The term "CUSTOMERS" shall mean the PURCHASERS' customers as of the date of this AGREEMENT and the PURCHASERS' actual customers at any time during the five (5) year term of this
                     Article 13.4.

              g) After the CLOSING DATE, the SELLERS shall cease using the business names, trademarks, tradenames, designs and models listed in Schedule 3, and shall not use confusingly similar
                               ----------
                     trademarks, tradenames, designs and models in connection with their business or otherwise; provided, however, that nothing herein shall restrict or limit in any way the SELLERS' right to use the name "Neste" and the Isora Oy logo or the shape thereof (but not the name "Isora").

              h) The non-compete obligation set forth in paragraph a) above does not apply if Neste Oy or its AFFILIATE acquires a business in a larger acquisition, where the volume of the POLYSTYRENE PRODUCTS and/or CONVERTED PRODUCTS does not amount to more than 20% of the total sales volume acquired, provided that Neste Oy or its AFFILIATE divests such POLYSTYRENE PRODUCTS and/or CONVERTED PRODUCTS business to a party other than an AFFILIATE of Neste Oy or to an entity 50% of the capital stock or voting rights of which are owned or controlled by Neste Oy within a period of nine (9) months from the date of such acquisition, and prior to any divestment of such business shall first offer to RADNOR the opportunity to acquire such business.

              i) In the event that Neste Oy or any of its AFFILIATES or divisions is acquired by or merged with a company that operates a business which competes with the BUSINESS, the non-compete obligation set forth in paragraph a) shall not apply to the resulting merged, acquired or acquiring company.

              j) Neste Oy and its AFFILIATES may acquire and hold directly or indirectly up to 10% of the shares of a publicly traded or floated company as a financial investment even though activities of such company compete with the BUSINESS.

              k) Without affecting the provisions in Article 13.9, the PARTIES hereby agree that should the duration or the geographic scope of the obligations of the SELLERS as defined in paragraph a) above be prohibited or not enforceable in any jurisdiction, then such obligations shall remain in force to the fullest extent permitted by law.


13.5          Successors and Assigns

              a) This AGREEMENT shall be binding upon and shall inure to the benefit of the PARTIES and their respective successors and assigns, but neither PARTY may, directly or indirectly, assign or transfer this AGREEMENT or any right, obligation or interest herein in whole or in part without the prior written consent of the other PARTY in each instance. Regardless of any such written consent which may be granted, no assignment or transfer shall be binding and valid until and unless the assignee or transferee shall have assumed in writing all of the duties and obligations of the assignor or transferor hereunder and furthermore the assignor or transferor shall remain primarily liable hereunder. Any attempted assignment or transfer in violation of this Article 13.5 shall be null and void.

              b) Notwithstanding the foregoing, any PARTY may assign its rights and obligations under this AGREEMENT to an AFFILIATE of such PARTY, provided that no assignment or transfer shall be binding and valid until and unless the assignee or transferee shall have assumed in writing all of the duties and obligations of the assignor or transferor hereunder and furthermore the assignor or transferor shall remain primarily liable hereunder and provided further that Neste Oy may not assign its obligations under Article 7 of this AGREEMENT to an AFFILIATE, and RADNOR may not assign its obligations under Article 14 of this AGREEMENT to an AFFILIATE, and no such assignment by Neste Oy and RADNOR of such respective obligations shall be permitted.


13.6          Discharge, Amendments, etc.

              (i) This AGREEMENT may not be released, discharged, abandoned, changed, amended or modified in any manner in any instance, except by a written document signed by the PARTY sought to be charged thereby.

              (ii) The failure of any PARTY to enforce at any time any of the provisions of this AGREEMENT shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this AGREEMENT or any part thereof or the right of any party thereafter to enforce each and every such provision.

              (iii) No waiver of any provision (whether in whole or in part) of this AGREEMENT in any instance shall be held to be a waiver of any other similar or dissimilar provision, part or instance.

              (iv) The exercise by any PARTY of a right to terminate this AGREEMENT in itself shall not create or give rise to any obligation by such PARTY to the other PARTY as a result of such termination.


13.7          Governing Law

              This AGREEMENT shall be governed by the law of Finland without giving effect to any principle of law which would result in the application of the law of some other jurisdiction.


13.8          Resolution of Disputes

              All disputes arising in connection with this AGREEMENT shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules, provided, however, that the SELLERS may appoint jointly only one arbitrator and, correspondingly, the PURCHASERS and RADNOR may jointly appoint only one arbitrator. The arbitration shall be held in London, England, unless otherwise agreed among the PARTIES, and shall be conducted in the English language. Each PARTY shall use its best reasonable efforts to take all action which it reasonably can take or cause to be taken to facilitate the conduct of the arbitration and the rendering of the arbitral award at the earliest possible date.


13.9          Severability

              Any provision of this AGREEMENT which is prohibited or unenforceable in any jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof or the enforceability of such provision in such jurisdiction or any other jurisdiction.


13.10         Counterparts

              This AGREEMENT may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.


13.11 This AGREEMENT shall not confer any rights or remedies upon any person or entity other than the PARTIES hereto the persons and entities indemnified in Article 7 (provided that such persons and entities shall assert any claims through the PARTIES) and their respective successors and permitted assigns.

14. PARENT COMPANY GUARANTEE

              RADNOR and the PURCHASERS hereby irrevocably jointly and severally guarantee any obligation of any of the PURCHASERS and their successors, assignees and transferees set forth in this AGREEMENT or in any ANCILLARY CONTRACT and undertake to fulfil them as their own obligations.


              IN WITNESS WHEREOF, each PARTY, with the intention of being legally bound, has duly executed this AGREEMENT by affixing its signature below as of the date first written above.



              STYROCHEM FINLAND OY              NESTE OY
              (under formation)



              By: /s/ Michael T. Kennedy        By: /s/ Kosti J. Sysio
                 -----------------------           ----------------------
              THERMISOL FINLAND OY              ISORA OY
              (under formation)


              By: /s/ Michael T. Kennedy        By: /s/ Kosti J. Sysio
                 -----------------------           ----------------------
              THERMISOL SWEDEN AB               NESTE CELLPLAST AB
              (under formation)


              By: /s/ Michael T. Kennedy        By: /s/ Kosti J. Sysio
                 -----------------------           ----------------------
              THERMISOL DENMARK ApS             NESTE THERMISOL A/S
              (under formation)


              By: /s/ Michael T. Kennedy        By: /s/ Kosti J. Sysio
                 -----------------------           ----------------------
              RADNOR HOLDINGS CORPORATION
              as Guarantor under Article 14 hereof


              By: /s/ Michael T. Kennedy
                 -----------------------